Exhibit 99.1

Consolidated Financial Statements

Statement of Responsibility

for the Consolidated Financial Statements

of the Province of Nova Scotia

Responsibility for the integrity, objectivity, and fair presentation of the consolidated financial statements of the Province of Nova Scotia rests with the government. These financial statements are prepared on behalf of the Minister and Deputy Minister of Finance and Treasury Board by the Controller in accordance with Canadian public sector accounting standards.

The consolidated financial statements include a Consolidated Statement of Financial Position, Consolidated Statement of Operations and Accumulated Deficits, Consolidated Statement of Changes in Net Debt, Consolidated Statement of Cash Flow, and notes to the consolidated financial statements. They present fairly, in all material respects, the financial position and the results of operations for the year ended March 31, 2022. The government is responsible for maintaining a system of internal accounting and administrative controls in order to provide reasonable assurance that transactions are appropriately authorized, assets are safeguarded, and financial records are properly maintained.

Under the mandate in Section 19 of the Auditor General Act, the Auditor General of Nova Scotia provides an independent opinion on the consolidated financial statements prepared by the government.

Geoffrey Gatien, CPA, CA

Associate Deputy Minister and Controller

Auditor General of Nova Scotia	5161 George Street Royal Centre, Suite 400 Halifax, Nova Scotia 83J 1M7

Independent Auditor’s Report

To the Members of the Legislative Assembly of Nova Scotia:

Report on the Audit of the Consolidated Financial Statements

Opinion

I have audited the consolidated financial statements of the Province of Nova Scotia, which comprise the consolidated statement of financial position as at March 31, 2022, and the consolidated statement of operations and accumulated deficits, consolidated statement of changes in net debt and consolidated statement of cash flow for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In my opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Province of Nova Scotia as at March 31, 2022, and its consolidated results of operations, consolidated changes in its net debt and its consolidated cash flow for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Opinion

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of my report. I am independent of the Province of Nova Scotia in accordance with the ethical requirements that are relevant to my audit of the consolidated financial statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key Audit Matters

Key audit matters are those matters that, in my professional judgment, were of most significance to the audit of the consolidated financial statements of the Province of Nova Scotia for the current year. In applying my professional judgment to determine key audit matters, I considered those matters that are complex, have a high degree of uncertainty, or are important to the public because of their significance.

The key audit matters were addressed in the context of my audit of the consolidated financial statements of the Province of Nova Scotia as a whole, and in forming my opinion thereon. I do not provide a separate opinion on these matters. Key audit matters are as follows:

KEY AUDIT MATTER	HOW WE ADDRESSED THIS MATTER

Major tax revenues (PIT, CIT, HST)

Major tax revenues include personal income tax (PIT), corporate income tax (CIT), and harmonized sales tax (HST) and were determined to be a key audit matter because:

•  Major tax revenues are material and are based on management’s best estimates using statistical models and assumptions; and

•  Significant uncertainty is present in these estimates, as they involve forecasting future economic and tax filing data since there is a delay in when the Province receives actual results (i.e. once personal tax returns are filed). This uncertainty has increased due to the unprecedented impact of COVID-19 on the Province.

Major tax revenues are disclosed in:

•  Note 1, Financial Reporting and Accounting Policies; and

•  Schedule 1, Revenue.

We concluded that major tax revenues are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

The matter was addressed by:

•  Obtaining an understanding of the systems, processes, and controls over major tax revenues, and assessing the appropriateness of the method used to make the estimate.

•  Performing variance analysis over significant balances including retrospective review to assess the accuracy of previous estimates made and potential impact to current year results.

•  Testing the underlying data used in the various tax revenue estimation models and reviewing evidence to support the key assumptions.

•  Reviewing the estimate for indications of management bias.

KEY AUDIT MATTER	HOW WE ADDRESSED THIS MATTER

Pension, retirement and other obligations

Pension, retirement, and other obligations are a key audit matter because:

•  The Province’s liability is material and is determined by an actuarial expert;

•  Significant uncertainty exists as the liability is based on detailed actuarial assumptions which are subject to change in the future; and

•  Amounts recorded in the financial statements may materially change as assumptions vary.

Pension, retirement, and other obligations are disclosed in:

•  Note 1, Financial Reporting and Accounting Policies; and

•  Note 4, Pension, Retirement and Other Obligations.

We concluded that pension, retirement, and other obligations are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

The matter was addressed by:

•  Obtaining an understanding of the systems, processes, and controls used to value the liability and assessing the appropriateness of the method used.

•  Reviewing the valuation of the liability, including key assumptions, for indications of management bias.

•  Testing the underlying employee data used in the valuation of the Province’s liability and reviewing evidence to support the key assumptions used.

•  Relying on the work of the Province’s consulting actuary.

KEY AUDIT MATTER	HOW WE ADDRESSED THIS MATTER

Liabilities for contaminated sites

Liabilities for contaminated sites are a key audit matter because:

•  The liabilities are subject to significant uncertainty, are material and are estimates of the future costs required to complete the necessary clean-up of the Province’s contaminated sites;

•  The Province identified 176 contaminated and other environmental sites which are at various stages of evaluation. A liability has been recorded for 44 sites; and

•  In the future, as additional environmental investigations are completed, it may be possible that the Province will need to account for additional liabilities related to these sites if it determines that contamination exceeds an environmental standard, a reasonable estimate of the related remediation costs can be made, and it is expected future economic benefits will be given up to remediate the sites.

Liabilities for contaminated sites are disclosed in:

•  Note 1, Financial Reporting and Accounting Policies; and

•  Note 9, Contaminated Sites.

We concluded that liabilities for contaminated sites are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

This matter was addressed by:

•  Obtaining an understanding of the systems, processes, and controls relating to identifying and evaluating contaminated sites, and assessing the appropriateness of the method used to estimate the liability.

•  Reviewing the Province’s estimate of the liabilities for contaminated sites for indications of management bias.

•  Assessing the reasonability of clean-up costs for contaminated sites, including changes to the Province’s estimated costs to clean up Boat Harbour.

•  Assessing the Province’s accounting for liabilities associated with the clean up of abandoned mine sites based on the criteria for recognition in accordance with Canadian public sector accounting standards.

•  Reviewing the Province’s disclosure of the uncertainty associated with this liability to ensure it is appropriate in accordance with Canadian public sector accounting standards.

Other Information

Management is responsible for the other information. The other information comprises the information included in Volume 1 of the Public Accounts of Nova Scotia, but does not include the consolidated financial statements and my auditor’s report thereon, which I obtained prior to the date of this auditor’s report, and the Form 18-K Securities and Exchange Commission filing, which is expected to be made available to us after that date.

My opinion on the consolidated financial statements does not cover the other information and I do not and will not express any form of assurance conclusion thereon.

In connection with my audit of the consolidated financial statements, my responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or my knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work I have performed on the other information that I obtained prior to the date of this auditor’s report, I conclude that there is a material misstatement of this other information, I am required to report that fact. I have nothing to report in this regard.

When I read the Form 18-K Securities and Exchange Commission filing, if I conclude that there is a material misstatement therein, I am required to communicate the matter to those charged with governance (the Minister and Deputy Minister of Finance and Treasury Board).

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Province of Nova Scotia’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern assumption. The going concern basis of accounting has been used in the preparation of the consolidated financial statements, as the Province of Nova Scotia continues to operate as a going concern.

Those charged with governance are responsible for overseeing the Province of Nova Scotia’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

My objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province of Nova Scotia’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Province of Nova Scotia’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause the Province of Nova Scotia to cease to continue as a going concern.

•

Evaluate the overall presentation, structure, and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Province of Nova Scotia to express an opinion on the consolidated financial statements. I am responsible for the direction, supervision, and performance of the group audit. I remain solely responsible for my audit opinion.

I communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide those charged with governance with a statement that I have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

Kim Adair, FCPA, FCA, ICD.D

Auditor General of Nova Scotia

Halifax, Nova Scotia

July 22, 2022

Consolidated Financial Statements

Statement 1

Province of Nova Scotia

Consolidated Statement of Financial Position

As at March 31, 2022

($ thousands)

	2022	2021
Financial Assets
Cash and Short-Term Investments	1,429,893	1,697,375
Accounts Receivable	1,357,501	1,069,374
Inventories for Resale	3,990	3,180
Loans Receivable (Schedule 3)	2,321,283	2,238,330
Investments (Schedule 3)	203,331	158,015
Investment in Government Business Enterprises (Schedule 6)	356,786	329,493

	5,672,784	5,495,767

Liabilities
Bank Advances and Short-Term Borrowings	1,231,944	1,200,635
Accounts Payable and Accrued Liabilities	2,078,456	1,996,555
Deferred Revenue (Note 3)	330,597	279,408
Accrued Interest	175,300	199,453
Pension, Retirement and Other Obligations (Note 4)	2,910,717	2,803,874
Liabilities for Contaminated Sites (Note 9)	454,456	412,978
Unmatured Debt (Schedules 4 and 5)	14,847,636	14,812,829
Unamortized Foreign Exchange Translation Gains and Losses, Premiums and Discounts	211,893	190,798

	22,240,999	21,896,530

Net Debt	(16,568,215)	(16,400,763)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	7,629,848	7,126,376
Inventories of Supplies	170,192	148,468
Prepaid Expenses	28,219	35,112

	7,828,259	7,309,956

Accumulated Deficits	(8,739,956)	(9,090,807)

Restricted Assets (Note 2)

Contingencies and Contractual Obligations/Rights (Note 10)

Trust Funds Under Administration (Note 12)

Impact of COVID-19 Pandemic (Note 15)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 2

Province of Nova Scotia

Consolidated Statement of Operations and Accumulated Deficits

For the fiscal year ended March 31, 2022

($ thousands)

	Adjusted Estimate 2022	Actual 2022	Actual 2021
Revenue (Schedule 1)
Provincial Sources
Tax Revenue	6,100,854	6,812,020	5,664,531
Other Provincial Revenue	1,536,954	1,676,308	1,485,301
Net Income from Government Business Enterprises (Schedule 6)	399,896	406,109	384,261
Investment Income	117,247	221,817	146,507

	8,154,951	9,116,254	7,680,600
Federal Sources	4,598,401	4,959,243	4,605,267

Total Revenue	12,753,352	14,075,497	12,285,867

Expenses (Schedule 2)
Advanced Education	719,724	883,169	743,869
Agriculture	46,544	42,310	54,186
Communities, Culture, Tourism and Heritage	146,974	246,772	148,870
Community Services	1,124,314	1,086,628	1,016,984
Economic Development	109,189	146,016	135,037
Education and Early Childhood Development	1,948,395	1,938,259	1,844,466
Environment and Climate Change	131,631	156,940	133,302
Finance and Treasury Board	26,034	25,491	23,456
Fisheries and Aquaculture	19,794	15,405	14,963
Health and Wellness	4,505,745	4,675,686	4,298,610
Justice	392,355	424,711	389,257
Labour, Skills and Immigration	203,446	260,176	215,902
Municipal Affairs and Housing	464,022	550,959	472,260
Natural Resources and Renewables	146,913	201,499	168,349
Public Service	153,160	189,675	170,630
Public Works	591,784	612,079	580,936
Seniors and Long-Term Care	984,939	1,030,666	912,106
Service Nova Scotia and Internal Services	328,904	316,985	299,546
Restructuring Costs	321,642	82,988	81,455
Pension Valuation Adjustment (Note 4)	107,833	64,867	61,066
Refundable Tax Credits	144,698	103,268	123,842
Net Loss on Disposal of Crown Assets	—	1,134	4,218
Debt Servicing Costs (Note 6)	720,257	668,963	734,152

Total Expenses (Note 7)	13,338,297	13,724,646	12,627,462

Provincial Surplus (Deficit)	(584,945)	350,851	(341,595)
Accumulated Deficits, Beginning of Year		(9,090,807)	(8,749,212)

Accumulated Deficits, End of Year		(8,739,956)	(9,090,807)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Consolidated Financial Statements

Statement 3

Province of Nova Scotia

Consolidated Statement of Changes in Net Debt

For the fiscal year ended March 31, 2022

($ thousands)

	Adjusted Estimate 2022	Actual 2022	Actual 2021
Net Debt, Beginning of Year	(16,400,763)	(16,400,763)	(15,242,397)
Changes in the Year
Provincial Surplus (Deficit)	(584,945)	350,851	(341,595)
Acquisitions and Transfers of Tangible Capital Assets	(1,175,972)	(970,478)	(1,208,207)
Amortization of Tangible Capital Assets	465,529	463,656	442,190
Disposals of Tangible Capital Assets	—	3,350	5,020
Acquisitions of Inventories of Supplies	—	(21,724)	(60,979)
Use of Prepaid Expenses	—	6,893	5,205

Total Changes in the Year	(1,295,388)	(167,452)	(1,158,366)

Net Debt, End of Year	(17,696,151)	(16,568,215)	(16,400,763)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 4

Province of Nova Scotia

Consolidated Statement of Cash Flow

For the fiscal year ended March 31, 2022

($ thousands)

	2022	2021
Operating Transactions
Provincial Surplus (Deficit)	350,851	(341,595)
Sinking Fund and Public Debt Management Fund Earnings	(34,838)	(57,802)
Amortization of Premiums and Discounts on Unmatured Debt	(5,387)	(5,982)
Net Income from Government Business Enterprises (Schedule 6)	(406,109)	(384,261)
Profit Distributions from Government Business Enterprises	378,816	384,233
Amortization of Tangible Capital Assets (Schedule 7)	463,656	442,190
Loss on Disposal of Tangible Capital Assets	1,875	4,401
Net Change in Other Items (Note 8)	(15,201)	372,766

	733,663	413,950

Investing Transactions
Repayment of Loans Receivable	497,847	385,717
Advances and Investments	(665,241)	(373,459)
Write-offs	39,125	5,013

	(128,269)	17,271

Capital Transactions
Acquisitions of Tangible Capital Assets	(970,478)	(1,208,207)
Proceeds from Disposal of Tangible Capital Assets	1,475	619

	(969,003)	(1,207,588)

Financing Transactions
Debentures and Other Debt Issued	1,402,135	2,422,363
Amortization of Foreign Exchange Gains and Other Items	(1,223)	3,838
Net Sinking Fund Withdrawals (Installments)	501,985	(17,899)
Repayment of Debentures and Other Long-Term Obligations	(1,806,770)	(1,153,597)

	96,127	1,254,705

Cash Inflows (Outflows)	(267,482)	478,338
Cash Position, Beginning of Year	1,697,375	1,219,037

Cash Position, End of Year	1,429,893	1,697,375

Cash Position Represented by:
Cash and Short-Term Investments	1,429,893	1,697,375

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

1.	Financial Reporting and Accounting Policies

The Province’s consolidated financial statements are prepared in accordance with Canadian public sector accounting standards using the following significant accounting policies:

(a)	Government Reporting Entity

The government reporting entity (GRE) is comprised of government components within the General Revenue Fund, other governmental units (GUs), government business enterprises (GBEs), and the Province’s share of government partnership arrangements (GPAs). GUs and GBEs represent the entities that are controlled by the government. Control is defined as the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. Control exists regardless of whether the government chooses not to exercise its power to govern so long as it has the ability to govern. Control must exist at the financial statement date, without the need to amend legislation or agreements. GPAs represent entities for which decision making and significant risks and benefits are shared with other parties outside of the GRE.

Trust funds that are administered by the Province but not controlled are excluded from the GRE and disclosed in Note 12.

(b)	Principles of Consolidation

A government component is not a separate entity but is an integral part of government, such as a department, agency, or public service unit within the General Revenue Fund, or a special purpose fund. A GU is a government organization that is not a GBE, GPA, or government component. GUs include certain boards, commissions, service organizations, and government not-for-profit entities. The accounts of government components and GUs are consolidated on a line-by-line basis after adjusting the accounting policies to be consistent with those described in Note 1(d). Significant inter-organization balances and transactions are eliminated.

A GBE is a self-sustaining organization that has the financial and operating authority to sell goods and services to individuals and organizations outside of the Province’s GRE as its principal activity and source of revenue. GBEs are accounted for on the modified equity basis. Their accounting principles are not adjusted to conform with those of the Province. The total net assets of all GBEs are reported as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position. The total net income from all GBEs is reported separately as revenue on the Consolidated Statement of Operations and Accumulated Deficits.

A GPA is a contractual arrangement between the government and a party or parties outside the GRE. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership. The Province’s interest in partnerships is accounted for using the modified equity method, as GPAs do not meet the threshold of materiality and cost-benefit to use the proportionate consolidation method.

A complete listing of the organizations within the Province’s GRE is provided in Schedule 10.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

1.	Financial Reporting and Accounting Policies (continued)

(c)	Presentation of Estimates

Each year, the Province prepares an annual budget, referred to as the Estimates, which represents the financial plan of the Province presented by the government to the House of Assembly for the fiscal year commencing April 1. The Estimates, forming the basis of the Appropriations Act, are prepared primarily for the management and oversight of the General Revenue Fund based upon the government’s policies, programs, and priorities. Impacts of consolidation are summarized in the Estimates and included on a net basis as Consolidation and Accounting Adjustments.

For consolidation purposes, the estimates in Budget 2021-22, tabled on March 25, 2021, were adjusted on a line-by-line basis by grossing up the associated revenues and expenses with those of the Province’s governmental units in order to properly reflect the estimates on a comparative basis in these consolidated financial statements. The original Budget 2021-22 has been restated to reflect departmental restructurings that occurred August 31, 2021.

(d)	Significant Accounting Policies

Revenues

Revenues are recorded on the accrual basis in the fiscal year that the events giving rise to the revenues occurred. Revenues from personal and corporate income taxes and harmonized sales taxes are recorded in the year in which the taxable event occurs based upon estimates using statistical models after considering certain non-refundable tax credits and other adjustments from the federal government. As actual or more current economic data and information from the federal government becomes available for prior years, adjustments to tax revenues are recorded in the current year. Non-refundable personal and corporate income tax credits are tax concessions (relief of taxes owing), which are recorded as reductions to the corresponding tax revenues. Refundable personal and corporate income tax credits are transfers made through the tax system (financial benefits other than relief of taxes owing), which are recorded as expenses, not as reductions to tax revenues. Petroleum royalties are recorded based upon estimates using economic models and may be adjusted in the current year based on updated forecasts, as well as estimated abandonment costs for the future decommissioning or restoration of offshore field assets.

Government transfers received for operating purposes are recognized as revenue in the period during which the transfer is authorized and all eligibility criteria (if any) are met, except when and to the extent that the transfer stipulations give rise to an obligation that meets the definition of a liability. Transfers meeting the definition of a liability are recorded as deferred revenue and are recognized as revenue as the stipulations are satisfied.

Government transfers received for capital purposes and contributed assets are recognized as revenue in the period that the tangible capital assets are acquired. Capital transfers that have been received in advance of project completion are recorded as deferred revenue and are recognized as revenue as the related eligible expenditures are incurred.

Expenses

Expenses are recorded on the accrual basis in the fiscal year that the events giving rise to the expenses occurred and are reported in more detail in Note 7, Expenses by Object. Grants and other government transfers are recognized as expenses in the period at the earlier of: 1) the transfer being authorized and all eligibility criteria are met by the recipients, and 2) time of the payment.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

1.	Financial Reporting and Accounting Policies (continued)

Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans, and for contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.

Financial Assets

Cash and Short-Term Investments are recorded at cost, which approximates market value, and include R-1 (low, middle, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits, and commercial paper. Terms of investments are generally 1 to 90 days. The weighted average interest rate of short-term investments was 0.55 per cent at year-end.

Accounts Receivable are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Loans Receivable and Investments are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the loan or date of the investment. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules. Any write-down of a loan or investment to reflect a loss in value is not reversed if there is a subsequent increase in value. Any write-offs must be approved by Governor in Council.

Liabilities

Bank Advances and Short-Term Borrowings have initial maturities of one year or less and are recorded at cost, which approximates market value. At year-end, short-term Canadian dollar borrowings had a weighted average interest rate of 0.45 per cent.

Deferred Revenue is recorded when funds received are restricted by external parties for a stated purpose, such as a specific program or the purchase of tangible capital assets. Deferred revenue is recognized as revenue as the stipulations are met, funds are used for their intended purpose, or related eligible capital expenditures are incurred.

Pension, Retirement and Other Obligations include various employee future benefit plans, including accumulated sick leave benefits, where responsibility for the provision of benefits rests with the Province. Liabilities for these plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the Province’s best estimates of performance over the long term. The projected benefit actuarial method attributes the estimated cost of benefits to the periods of employee service. The net liability represents accrued employee benefits less the market related value of plan assets (if applicable) and the balance of unamortized experience gains and losses. The market related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five-year period.

Liabilities for Contaminated Sites are recognized when an existing environmental standard is exceeded, the Province is directly responsible or accepts responsibility, the Province expects to remediate and give up future economic benefits, and a reasonable estimate of the amounts can be made. Contaminated sites are a result of any chemical, organic, radioactive material, or live

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

1.	Financial Reporting and Accounting Policies (continued)

organism being introduced directly or via the air into soil, water, or sediment that exceeds an environmental standard. These liabilities include the costs directly attributable to remediation activities, including costs related to post-remediation operation, maintenance, and monitoring that are an integral part of the remediation strategy. They are measured based on the best estimate of the expenditures required to complete the remediation, net of any expected recoveries. The carrying amounts of liabilities for contaminated sites are reviewed at each financial reporting date and updated as additional information is available. Any revisions to the amounts previously recognized are accounted for in the period in which the revisions are made.

Unmatured Debt is comprised of debentures and various loans in Canadian and foreign currencies, capital leases, and long-term debt related to Public-Private Partnership (P3) assets. Debt is recorded at par, net of sinking funds, which include the Public Debt Management Funds. Under P3 arrangements, the Province uses private sector partners to design, build, finance, and maintain certain infrastructure assets. Assets procured through P3s are recognized as tangible capital assets, and the related long-term obligations are recognized as other unmatured debt in these consolidated financial statements as the assets are constructed.

Hedge accounting is used when financial instruments form a hedging relationship, which is highly effective, and is considered to be consistent with the Province’s financial risk management goals. To have reasonable assurance of the effectiveness of a hedging relationship, the Province must expect the relationship to be effective in achieving offsetting changes in the fair value or cash flows of the hedged item and the hedging item.

Hedge effectiveness requires a high correlation of changes in fair values or cash flows. To ensure effectiveness, the Province employs non-speculative derivatives that match the critical terms of the underlying hedged item. Hedging relationships include synthetic instruments, which involve relationships between two or more assets or liabilities with matching terms for the purpose of emulating the net cash flows or other characteristics of a single asset or liability. Synthetic instrument accounting is used to account for the assets and liabilities in a synthetic instrument relationship as though they were the item being emulated.

Sinking Fund and Public Debt Management Fund investments are recorded at cost, netted against unmatured debt, and consist primarily of debentures of the Province of Nova Scotia, other provincial governments, and the Government of Canada. Premiums and discounts on sinking funds are deferred and amortized over the life of the investment. Amortization and realized gains and losses for premiums and discounts relating to sinking fund balances and installments are recorded as part of sinking fund earnings.

Unamortized Foreign Exchange Translation Gains and Losses result when debentures payable and sinking funds invested in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31 and upon entering into derivative contracts. Unrealized foreign exchange gains and losses on the translation of foreign currency are deferred and amortized on a straight-line basis over the remaining term of the related monetary item.

Premiums and Discounts, as well as underwriting commissions relating to the issuance of debentures, are deferred and amortized over the term of the related debt. Amortization and realized foreign exchange gains and losses, premiums and discounts relating to debt balances, serial retirements, sinking fund balances, and installments are charged to debt servicing costs except as noted above.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

1.	Financial Reporting and Accounting Policies (continued)

Contingent Liabilities, including provisions for losses on loan guarantees, are potential obligations that may become actual liabilities when one or more future events occur or fail to occur. If the future event is likely, and a reasonable estimate of the loss can be made, an estimated liability is accrued and an expense recorded. If the likelihood is not determinable or an amount cannot be reasonably estimated, the contingency is disclosed in the notes to the consolidated financial statements. In cases where an accrual is made, but exposure exists beyond the amount accrued, this excess exposure would also be disclosed, unless the impact is immaterial or the disclosure would have an adverse effect on the outcome of the contingency.

Net Debt

Net Debt is measured as the difference between the Province’s liabilities and financial assets, which represents the accumulation of all past annual surpluses/deficits and cumulative net acquisitions of non-financial assets.

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services, and are not intended for sale in the ordinary course of operations. They are recorded at gross historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, design, construction, development, installation, and betterment of the tangible capital asset, as well as interest related only to the financing of P3 assets during construction. Tangible capital assets include land, land improvements, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges.

Tangible capital assets are written down when conditions indicate that they no longer contribute to the Province’s ability to provide services, or when the value of future economic benefits associated with the tangible capital assets are less than their net book value. The net write-downs are accounted for as amortization expense and are not reversed.

Contributed tangible capital assets received are recorded at their fair market value on the date of contribution, except in circumstances where the value cannot be reasonably determined, in which case they are recognized at nominal value. Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water, and mineral resources, or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates applied by the other governmental units are not adjusted to the methods and rates used by the General Revenue Fund.

Inventories of Supplies are held for consumption or use by the Province in the course of its operations and are recorded at the lower of cost and current replacement cost.

Prepaid Expenses are cash disbursements for goods or services, other than tangible capital assets and inventories of supplies, that will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Accumulated Deficits

Accumulated Deficits are measured as the difference between the Province’s Net Debt and non-financial assets. This represents the cumulative balance of net surpluses and deficits arising from the operations of the Province.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

1.	Financial Reporting and Accounting Policies (continued)

(e)	Measurement Uncertainty

Measurement uncertainty exists in determining certain amounts at which items are recorded or disclosed in these consolidated financial statements. Many items are measured using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned courses of action. Uncertainty exists whenever estimates are used because actual results may differ materially from the Province’s estimates.

Measurement uncertainty that is material exists in the estimation of tax revenues, pension, retirement and other obligations, liabilities for contaminated sites, and the value of tangible capital assets.

Personal Income Tax (PIT) revenue of $3.31 billion (2021 – $2.88 billion), Corporate Income Tax (CIT) revenue of $637.9 million (2021 – $315.9 million), and Harmonized Sales Tax (HST) revenue of $2.19 billion (2021 – $1.84 billion), see Schedule 1, may be subject to subsequent revisions based on changes to key tax revenue inputs. Changes to tax revenue inputs can be based on new or revised information, possible differences between the estimated and actual economic growth, and other assumptions used in statistical modelling to accrue these revenues. When these changes are to revenue estimates of prior years, they are classified as prior years’ adjustments (PYAs), see Note 5. Revisions to tax revenue inputs and variances in actual experience can result in significant estimate changes. Some of the key variable inputs related to tax revenues include, but are not limited to, the following:

Personal Income Tax	Corporate Income Tax	Harmonized Sales Tax
• Personal taxable income levels • Provincial taxable income yield • Tax credits uptake	• National corporate taxable income levels as provided by Finance Canada • Nova Scotia’s share of national taxable income • Tax credits uptake	• Personal consumer expenditure levels • Provincial GDP • Spending by exempt industries • Rebate levels • Residential housing investment

The liabilities for Pension, Retirement and Other Obligations of $2.91 billion (2021 – $2.80 billion), see Note 4, are subject to uncertainty because actual results may differ significantly from the Province’s various long-term assumptions about plan members, return on investment of pension fund assets, health care cost trend rates for retiree benefits, the Province’s long-term cost of borrowing, and other economic conditions.

Uncertainty exists in the liabilities for contaminated sites of $454.5 million (2021 –$413.0 million), see Note 9, because the actual nature and extent of the remediation activities, methods, and site contamination may differ significantly from the Province’s anticipated remediation plans.

The net book value of tangible capital assets of $7.63 billion (2021 – $7.13 billion), see Schedule 7, is subject to uncertainty because of differences between estimated useful lives of the assets and their actual useful lives.

Other areas requiring the use of management estimates include allowances for doubtful accounts and the valuation of loans receivable and investments.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

1.	Financial Reporting and Accounting Policies (continued)

(f)	Future Changes in Accounting Standards

The Public Sector Accounting Board (PSAB) has issued the following new accounting standards effective April 1, 2022:

•	PS 1201 Financial Statement Presentation replaces PS 1200 with general reporting principles for disclosure of information and is effective in the period PS 2601 and PS 3450 are adopted

•	PS 2601 Foreign Currency Translation replaces PS 2600 with revised accounting and reporting principles for transactions that are denominated in a foreign currency

•	PS 3041 Portfolio Investments replaces PS 3040 with revised accounting and reporting principles for portfolio investments and is effective in the period PS 2601 and PS 3450 are adopted

•	PS 3280 Asset Retirement Obligations defines and provides guidance for accounting and reporting retirement obligations associated with tangible capital assets and includes the withdrawal of PS 3270 Solid Waste Landfill Closure and Post-Closure Liability

•	PS 3450 Financial Instruments defines and provides guidance for accounting and reporting all types of financial instruments including derivatives

PSAB has also issued the following new accounting standards effective April 1, 2023:

•	PS 3160 Public Private Partnerships provides guidance on the accounting, measurement, and disclosure of infrastructure assets and related liabilities where the government procures the assets using a private sector partner

•	PS 3400 Revenue provides guidance on the accounting and reporting of revenue from exchange and non-exchange transactions

These new accounting standards have not been applied in preparing these consolidated financial statements. The Province does not expect PS 3160 to have a significant impact on the current accounting and disclosures of public private partnerships. The Province is currently assessing the impact of the other standards, and the extent of the impact of their adoption on the consolidated financial statements has not yet been fully determined.

2.	Restricted Assets

As at March 31, 2022, assets of $110.8 million (2021 – $106.3 million) were designated for restricted purposes by parties external to the Province. Restricted cash and short-term investments totaled $33.9 million (2021 – $33.7 million), comprised of: $24.2 million for Nova Scotia Health Authority (NSHA) research and other purposes (2021 – $26.1 million), $4.5 million for gas market development as part of the Nova Scotia Market Development Initiative Fund (2021 – $4.5 million), $2.3 million for endowment and scholarship funds (2021 – $2.0 million), and $2.9 million for various other purposes (2021 – $1.1 million).

Restricted investments totaled $76.9 million (2021 – $72.6 million), comprised of: $52.6 million for NSHA research and other purposes (2021 – $50.2 million) and $24.3 million for endowment funds (2021 – $22.4 million).

Externally restricted inflows not spent by year-end create a liability that will be settled by using the restricted assets for their intended purposes. The restricted assets described in this note are segregated from other assets and will be used as prescribed in a future period.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

3.	Deferred Revenue

($ thousands)	2022	2021
Canada Community-Building Fund (formerly Federal Gas Tax Fund)	4,488	3,239
Canada Health—Infoway Funding—Virtual Care COVID Response	2,379	1,000
Canada—Nova Scotia Early Learning and Child Care Agreement	51,491	584
Canada—Nova Scotia Emergency Treatment Fund	2,018	1,455
Canada—Nova Scotia Home and Community Care and Mental Health and Addictions Services Funding Agreement	1,768	4,600
Canada—Nova Scotia Workforce Development Agreement	700	11,348
Cape Breton-Victoria Regional Centre for Education	2,041	2,181
Conseil scolaire acadien provincial	2,810	3,259
Develop Nova Scotia	2,919	2,920
Halifax Regional Centre for Education	5,878	4,771
Housing Nova Scotia – Social Housing Agreement and Other Federal Funding	59,516	65,733
Izaak Walton Killam Health Centre – Capital, Research, and Other Restricted Funds	33,265	30,913
Nova Scotia Community College	35,802	30,762
Nova Scotia Health Authority – Capital, Research, and Other Restricted Funds	76,868	76,320
Public Archives of Nova Scotia	2,382	2,404
Resource Recovery Fund Board Inc. – Unearned Revenue from Container Deposits, Paint Levies, and Tire Deposits	22,775	22,284
Seniors Pharmacare	14,824	6,234
Other Externally Restricted Funds	8,673	9,401

Total Deferred Revenue	330,597	279,408

4.	Pension, Retirement and Other Obligations

The Province offers its employees a variety of pension and other retirement, post-employment, compensated absences (accumulated sick leave), and special termination benefits. Most plans are unfunded and are economically dependent on the Province. Except as otherwise noted, the cost of benefits is recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event occurs that obligates the Province to pay benefits.

(a)	Description of Obligations

Pension Benefit Plans

The Province participates in multiple funded pension plans. The Nova Scotia Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP) are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures, secured mortgages, and real estate. The plans are jointly funded with contributions from employees being matched by the Province. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments.

Since April 1, 2013, the PSSP operates under a joint governance structure whereby the Minister of Finance and Treasury Board transferred responsibility of the PSSP to the Public Service Superannuation Plan Trustee Inc. (PSSPTI), the new trustee of the PSSP. PSSPTI is a body corporate comprised of 13 board members – six represent the Province as the employer, six

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

4.	Pension, Retirement and Other Obligations (continued)

represent the employees, and an independent chairperson. Due to this transfer and the changes made to the Public Service Superannuation Act effective April 1, 2013, the Province no longer has any residual liability for the PSSP and therefore does not record PSSP assets or liabilities in these consolidated financial statements. The Province’s pension expense for the PSSP is limited to the employer contributions paid to the PSSP, which are equal to the employee contributions. The contribution rate is set by PSSPTI pursuant to the legislated funding policy and is set for a five- year cycle.

As at March 31, 2022, the PSSP was 98.3 per cent funded. Based on the PSSP’s funded health, indexing of 0.85 per cent per year was previously approved for the period of January 1, 2016 to December 31, 2020 and no changes to member and employer plan contributions were made. The most recent funded health review for the five-year cycle starting January 1, 2021 and ending December 31, 2025 was completed in 2019-20. As at December 31, 2019, the funded ratio was 98.5 per cent, below 100.0 per cent; therefore, no indexing will be paid during the current five- year cycle, and no changes to member and employer plan contributions were made. The Province’s contributions to the PSSP in 2022 were $93.0 million (2021 – $92.3 million).

On April 1, 2006, the Minister of Finance and Treasury Board transferred responsibility for the governance of the TPP to the Teachers’ Pension Plan Trustee Inc. (TPPTI). TPPTI is a body corporate comprised of nine board members – four nominated by the Nova Scotia Teachers’ Union (NSTU), four nominated by the Province, and one Chair agreed to by both parties. Under a joint governance structure, the Province and NSTU membership equally share all surpluses and deficits of the plan. The Province accounts for one-half of all components of the accrued benefit liability associated with this plan in these consolidated financial statements. In addition, the Province recognizes one-half of the components associated with the net benefit plan expense associated with this plan. As at March 31, 2022, the total accrued benefit liability associated with this plan was $964.7 million (2021 – $897.3 million).

As at December 31, 2021, the TPP was 82.5 per cent funded. The TPP Regulations stipulate that when the most recent actuarial valuation shows an actuarial deficit of more than 10.0 per cent, no indexing shall be provided to those pensioners under the variable indexing provision (those who retired on or after August 1, 2006, and those who retired prior to August 1, 2006 but elected to participate in the variable indexing provision). In accordance with Regulation 27C(1), the Province contributed an additional $9.7 million to the TPP in 2022 (2021 – $20.7 million) based on the present value of the forgone indexing as determined by the TPP’s actuary. The Province’s total contributions to the TPP in 2022 were $123.1 million (2021 – $128.3 million).

During the year, the weighted average actual rate of return on TPP plan assets was 3.95 per cent (2021 – 17.8 per cent). The total market value of plan assets at March 31, 2022 was $5.6 billion (2021 – $5.5 billion). The liability recorded in 2022 for the TPP was based on the most recent actuarial valuation performed at December 31, 2020, extrapolated to March 31, 2022.

Another one of the Province’s significant funded pension plans is the Nova Scotia Health Employees’ Pension Plan (NSHEPP), a multiemployer defined benefit pension plan, funded by employer and employee contributions. As at December 31, 2021, the NSHEPP was 139.6 per cent funded. As the Province does not sponsor this plan, the annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. The accrued benefit asset (liability) of this plan is not recognized in these consolidated financial statements. The most recent actuarial valuation was performed on July 1, 2021 and extrapolated to December 31, 2021, which indicated a funding surplus of $3.2 billion (2021 – $2.2 billion). The Province’s contributions to this plan in 2022 were $122.0 million (2021 – $117.1 million).

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

4.	Pension, Retirement and Other Obligations (continued)

The Province is also responsible for the Pension Plan for the Non-Teaching Employees of the Nova Scotia Education Entities, which provides pension benefits to the non-teaching employees of the participating Regional Centres for Education (RCEs) and the Conseil scolaire acadien provincial (CSAP). The Province fully accounts for the accrued benefit asset and net benefit plan expense of this plan. The most recent actuarial valuation was performed on December 31, 2019 and extrapolated to March 31, 2022. As at December 31, 2019, the plan was 108.2 per cent funded, and the total market value of the plan assets at March 31, 2022 was $224.1 million (2021 – $206.2 million). Employer contributions in 2022 were $5.5 million (2021 – $5.6 million).

The Province has several other unfunded defined benefit pension plans. The liabilities for these other plans recorded in 2022 were based on the most recent actuarial valuations performed between December 31, 2019 and October 31, 2021 and extrapolated to March 31, 2022.

Retirement Allowances

The Province sponsors retirement allowance plans for which benefits are paid upon retirement based on an employee’s length of service and rate of pay. The Province discontinued its retirement allowance plans for unionized staff and non-union civil servant/management employees on April 1, 2015 and August 11, 2015 (discontinuation dates), respectively, and no new members will be admitted into the plans. Effective April 1, 2020, service accumulation was discontinued for public service awards for those entitled to receive a service award under the Public Service Award Regulations made under the Provincial Court Act. The payment of any remaining retirement allowances will be deferred until retirement and calculated based on accumulated service as of the respective discontinuation dates and salary upon retirement.

The liabilities for these retirement allowance plans recorded in 2022 were based on the most recent actuarial valuations performed between March 31, 2019 and October 31, 2021 and extrapolated to March 31, 2022.

Post-Employment Benefits

The Province sponsors two unfunded post-employment benefit plans: a Self-Insured Workers’ Compensation Plan and retirement health benefits, some of which contain a life insurance provision. Retirement health benefits vary depending on the collective agreements negotiated with each group. The Province pays 65.0 per cent and 100.0 per cent of the cost of retirement health benefits for the PSSP and TPP retirees, respectively.

For the Self-Insured Workers’ Compensation Plan, the amount recorded in these consolidated financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments based on claims ongoing at year-end.

The liabilities for these post-employment benefit plans recorded in 2022 were based on the most recent actuarial valuations performed between December 31, 2019 and March 31, 2021 and extrapolated to March 31, 2022.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

4.	Pension, Retirement and Other Obligations (continued)

The Province also participates in the Nova Scotia Public Service Long Term Disability Plan (LTD Plan). The Province has no residual responsibility to the LTD Plan for any shortfalls in funding. As a result, the Province does not account for any net position of the LTD Plan in these consolidated financial statements. The LTD Plan is managed and administered, under joint trusteeship, by a Board of Trustees appointed by the two plan sponsors: five nominated by the Province, five nominated by the Nova Scotia Government and General Employees Union (NSGEU), and one Chair agreed to by both sponsors. The LTD Plan is funded equally by employer and employee contributions and all liability for benefits resides exclusively with the LTD Plan’s trust fund. The most recent actuarial valuation was performed at December 31, 2020 and indicated a funded ratio of 143.7 per cent. The Province’s contributions to this plan in 2022 were $7.9 million (2021 – $7.5 million).

Accumulated Sick Leave Benefits

The Province’s RCEs and CSAP, health authorities, and Nova Scotia Community College (NSCC) have collective agreements containing sick leave provisions that accumulate but do not vest. The Province must measure and record a liability associated with the accumulated sick leave benefits (ASLBs) anticipated to be used in future years. The Province’s ASLBs are unfunded, meaning there are no assets set aside to cover the related costs of these benefits in the future.

Due to the nature of these benefits, a liability and expense are measured using actuarial valuations to estimate their financial value. An actuarial assumption must be developed to reflect the probability of employees actually using ASLB “banked days”. This involves a detailed analysis of several years of data to determine historical usage. A historical usage pattern is not based on the data group as a whole but must take into account a number of specific factors such as, but not limited to, gender, age, and type of contract or job functions, each of which may impact the anticipated amount of accumulated sick leave time to be taken in the future. As a result, the anticipated usage assumption may involve a number of criteria and circumstances that then must be applied to the data in coordination with other actuarial assumptions such as the discount rate, retirement age assumptions, future salary increases, mortality rates, etc.

The liabilities for ASLBs recorded in 2022 were based on the most recent actuarial valuations performed between June 30, 2020 and August 15, 2021 and extrapolated to March 31, 2022.

Special Termination Benefits

The Province offered early retirement incentive programs to members of the PSSP and TPP in 1986 and 1994, respectively. Qualified members were offered additional years of pensionable service if they elected to retire early. The cost of these benefits was accrued in the year the employee accepted the early retirement option and continue to be calculated using actuarial valuations.

The liabilities for these termination benefits recorded in 2022 were based on the most recent actuarial valuations performed at December 31, 2020 and extrapolated to March 31, 2022.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

4.	Pension, Retirement and Other Obligations (continued)

(b)	Summary of Balances at Year-End

($ thousands)	2022			2021
	Pension	Other
	Benefits	Benefits	Total	Total
Projected Benefit Obligation, Beginning of Year	4,222,379	1,770,132	5,992,511	5,779,222
Current Benefit Cost	90,895	92,527	183,422	180,593
Interest Cost	227,646	51,583	279,229	280,737
Actuarial Losses (Gains)	(149,738)	114,579	(35,159)	68,325
Benefit/Premium Payments	(253,300)	(63,901)	(317,201)	(317,944)
Other	1,850	10	1,860	1,528
Curtailment	—	—	—	50

Projected Benefit Obligation, End of Year	4,139,732	1,964,930	6,104,662	5,992,511

Market Related Value of Plan Assets, Beginning of Year	2,968,883	—	2,968,883	2,868,270
Expected Return on Plan Assets	178,356	—	178,356	161,161
Actuarial Gains (Losses)	(4)	—	(4)	21,716
Benefit Payments	(253,300)	—	(253,300)	(251,029)
Other	1,242	—	1,242	1,302
Employer Contributions	101,916	—	101,916	105,783
Employee Contributions	64,706	—	64,706	61,680

Market Related Value of Plan Assets, End of Year	3,061,799	—	3,061,799	2,968,883

Net Benefit Plans Deficiency, End of Year	1,077,933	1,964,930	3,042,863	3,023,628
Unamortized Net Actuarial Gains (Losses)	(180,913)	48,767	(132,146)	(219,754)

Accrued Benefit Liability, End of Year	897,020	2,013,697	2,910,717	2,803,874

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

4.	Pension, Retirement and Other Obligations (continued)

(c)	Actuarial Assumptions

Below are the significant assumptions used to measure the Province’s benefit plan obligations.

	2022		2021
	Pension	Other	Pension	Other
	Benefits	Benefits	Benefits	Benefits
Long-term inflation rate	2.00%	2.00%	2.00%	2.00%
Expected real rate of return on plan assets: TPP	4.12%		3.68%
Rate of compensation increase	1.5% - 2.0% + merit	1.5% - 2.5% + merit	1.5% - 2.0% + merit	1.5% - 2.0% + merit
Discount rates: TPP	6.20%		5.75%
Other Plans		2.74%		3.01%

Other Assumptions

•	7.0 per cent annual rate increase in the cost per person of covered health care benefits for 2020-21, decreasing to an ultimate rate of 4.0 per cent per annum over 20 years

•	7.0 per cent annual rate increase in the cost per person of covered prescription drugs for 2020-21, decreasing to an ultimate rate of 4.0 per cent per annum over 20 years

Actuarial assumptions are reviewed and assessed on an annual basis to ensure that they take into account various changing conditions and reflect the Province’s best estimate of performance over the long term.

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 4.0 to 17.0 years. The Province’s weighted-average EARSL is 15.0 years.

(d)	Sensitivity Analysis

Changes in actuarial assumptions can result in significantly different estimates of the projected benefit obligations. The table below indicates the possible changes to these obligations for the more significant benefit plans as a result of slightly different key actuarial assumptions.

($ thousands)	2022
	Pension		Other
	Benefits		Benefits		Total
Possible change in obligations due to:
a) Discount Rate – 0.5% Decrease	234,903	6.1%	205,300	10.6%	440,203	7.6%
b) Salary Growth Rate – 1.0% Increase	134,039	3.5%	15,371	0.8%	149,410	2.6%
c) Health Care Cost Trend Rate – 1.0% Increase	n/a	n/a	442,543	22.8%	442,543	7.6%

The above sensitivity analyses are based on a change in one assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the projected benefit obligations to significant actuarial assumptions, the same method was applied as when calculating the projected benefit obligations recognized on the statement of financial position.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

4.	Pension, Retirement and Other Obligations (continued)

(e)	Net Benefit Plans Expense

The table below shows the components of the net benefit plans expense.

($ thousands)	2022			2021
	Pension	Other
	Benefits	Benefits	Total	Total
Current Benefit Cost	90,895	92,527	183,422	180,593
Employee Contributions	(64,706)	—	(64,706)	(61,680)
Employer Contributions *	61,562	—	61,562	64,161
Loss on Curtailment	—	—	—	50
Amortization of Net Actuarial Losses (Gains)	55,879	(2,795)	53,084	44,217
Recognition of Actuarial Gains on Settlement	—	—	—	(711)
Other	226	638	864	(566)
Interest Cost	227,646	51,583	279,229	280,737
Expected Return on Plan Assets	(178,356)	—	(178,356)	(161,161)
Employer Contributions to Multi-Employer Plans	215,123	7,888	223,011	216,880

Net Benefit Plans Expense	408,269	149,841	558,110	562,520

Recorded as:
Fringe Benefits Expense	336,321	56,049	392,370	381,878
Pension Valuation Adjustment	22,658	42,209	64,867	61,066
Net Pension Interest Cost	49,290	51,583	100,873	119,576

Net Benefit Plans Expense	408,269	149,841	558,110	562,520

*

This represents one-half of the employer contributions made by the Province to the TPP. Included in the figures above are one-half of all transactions associated with the TPP to reflect the Province’s share of this plan under joint trusteeship.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

5.	Prior Years’ Adjustments (PYAs)

PYAs resulting from measurement uncertainty reflect updates to the Province’s forecasts and revisions to information obtained from the federal government relating to prior years. The current year revenues and corresponding PYAs are reported on Schedule 1 as follows:

($ thousands)	2022			2021
	Current	PYA	Total	Current	PYA	Total
Provincial Sources
Personal Income Tax	3,124,211	183,358	3,307,569	2,928,319	(45,859)	2,882,460
Corporate Income Tax	517,759	120,121	637,880	410,906	(94,999)	315,907
Harmonized Sales Tax	2,100,608	85,316	2,185,924	1,901,013	(64,120)	1,836,893
Petroleum Royalties	—	—	—	—	38,794	38,794
Preferred Share Dividend [1]	13,491	—	13,491	14,417	—	14,417
Large Corporations Tax [1]	—	(119)	(119)	—	—	—

		388,676			(166,184)

Federal Sources
Canada Health Transfer	1,219,992	1,928	1,221,920	1,078,379	(1,828)	1,076,551
Canada Social Transfer	400,779	692	401,471	386,932	(661)	386,271

		2,620			(2,489)

[1]	Included in Other Tax Revenue on Schedule 1

6.	Debt Servicing Costs

($ thousands)	2022	2021
CDN$ Denominated Debt	562,571	610,001
Pension, Retirement and Other Obligations	100,873	119,576
Capital Leases	8,571	9,525
Other Debt	5,290	7,073
Amortization of Premiums and Discounts on Unmatured Debt	(5,387)	(5,982)
Amortization of Foreign Exchange Gains	(2,955)	(6,041)

Total Debt Servicing Costs	668,963	734,152

For the year ended March 31, 2022, total debt servicing costs for the Province’s government business enterprises were $12.8 million (2021 – $9.4 million).

7.	Expenses by Object

($ thousands)	2022	2021
Grants and Subsidies	5,124,644	4,656,001
Salaries and Employee Benefits	4,866,628	4,506,731
Operating Goods and Services	2,230,693	1,901,670
Professional Services	367,571	382,361
Amortization	463,656	442,190
Debt Servicing Costs	668,963	734,152
Other	2,491	4,357

Total Expenses by Object	13,724,646	12,627,462

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

8.	Cash Flow — Net Change in Other Items

($ thousands)	2022	2021
Decrease (Increase) in Receivables from Government Business Enterprises	(12,827)	4,537
Increase in Accounts Receivable	(275,300)	(6,330)
Increase in Inventories for Resale	(810)	(318)
Increase (Decrease) in Bank Advances and Short-Term Borrowings	31,309	(75,189)
Increase in Accounts Payable and Accrued Liabilities	81,901	343,177
Increase in Deferred Revenue	51,189	31,410
Increase (Decrease) in Accrued Interest	(24,153)	7,639
Increase in Pension, Retirement and Other Obligations	106,843	109,545
Increase in Liabilities for Contaminated Sites	41,478	14,069
Increase in Inventories of Supplies	(21,724)	(60,979)
Decrease in Prepaid Expenses	6,893	5,205

Total Net Change in Other Items	(15,201)	372,766

9.	Liabilities for Contaminated Sites

Various provincially owned sites throughout the province are known to be or are at risk of being contaminated. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. As at March 31, 2022, a total liability for contaminated sites of $454.5 million (2021 – $413.0 million) has been recorded in these consolidated financial statements.

The Province’s estimates for remediation are based on environmental studies, engineering reports, and if appropriate, extrapolation techniques similar to those used for other contaminated sites with which the Province was involved. These estimates have been measured on an undiscounted basis. As at March 31, 2022, the Province has identified and continues to track approximately 176 sites in total. Of these, 44 were identified as sites where action is likely and for which a liability was recorded, including the following:

Boat Harbour in Pictou County

As at March 31, 2022, a liability of $314.2 million (2021 – $274.5 million) has been recognized for the remediation of effluent on site. At this stage in the process, the Province continues to test and refine its current remediation strategy, and as a result, there remains significant measurement uncertainty related to this estimate. A comprehensive remediation plan is under review by the federal regulator, and an approval decision is still pending.

The federal government has committed to reimbursing the Province for up to $100.0 million in eligible remediation costs incurred on this project. This federal commitment has not been reflected as part of the Boat Harbour remediation liability but has been disclosed as a contractual right in Note 10(e) and is expected to result in revenue in future periods as the remediation is completed.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

9.	Liabilities for Contaminated Sites (continued)

Sydney Steel Corporation (SYSCO) and Adjacent Sites including the Sydney Tar Ponds/Coke Ovens Site As at March 31, 2022, a liability of $52.6 million (2021 – $59.6 million) has been recognized for future decommissioning, demolition, and remediation of SYSCO’s and adjacent sites, including the long-term maintenance and monitoring of the Sydney Tar Ponds/Coke Ovens site expected until 2039.

Abandoned Mine Sites

The Province is responsible for the risk management and potential remediation of certain historic abandoned mines that exist on Crown land. For most of these mine sites, the companies that caused the contamination no longer exist. The mining operations were primarily comprised of gold and other metals, coal, gypsum, and limestone. The risk of contamination at these sites primarily comes from mine tailings and other possible contaminants that were left on site.

The Province has identified two former gold mine sites where contamination is known to exceed an environmental standard. A liability of $65.5 million (2021 – $59.5 million) has been recognized for these sites. At year-end, detailed site assessments were underway for five additional mine sites (three gold, one coal, and one celestite) on Crown lands where contamination is expected to exceed an environmental standard. The Province will continue to provide notification in accordance with the Contaminated Sites Regulations as required. Other abandoned mine sites where contamination is expected to exceed an environmental standard have been identified, but further investigation is necessary before providing notification. While remediation may be required in the future, no liability has been recognized for these other sites as further testing and evaluation is required to determine the extent of contamination and possible site management options. If remediation activities are required for these sites, a liability will be recorded when the extent becomes measurable.

For the remaining 127 identified sites, 53 of which are additional abandoned mine sites, no liability for remediation has been recorded either because they have a minimal risk of requiring future remediation or the extent of contamination and possible remediation activities is unknown. They are at various stages of evaluation, and studies will continue to assess the nature and extent of contamination to develop remediation plans and record a liability, if necessary. For the sites with minimal contamination, the Province does not expect to give up any future economic benefits as there is likely no significant environmental impact or risks to human health.

10.	Contingencies and Contractual Obligations/Rights

(a)	Contingent Liabilities

Lawsuits

The Province is involved in various legal proceedings arising from government activities. These disputes have resulted from breaches of contract, damages suffered by individuals or property, and related elements. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions may be significant, their outcomes are not certain.

When a loss due to a lawsuit is likely to occur and the amount can be reasonably estimated, the amount is recorded as an accrued liability and an expense. The accrued liability for pending litigation in process as at March 31, 2022 was $106.5 million (2021 – $101.8 million).

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

10.	Contingencies and Contractual Obligations/Rights (continued)

Guarantees

Guarantees by the Province are authorized by various acts of legislature and provided through specific agreements and programs to repay promissory notes, bank loans, lines of credit, mortgages, and other securities. Provisions for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provisions represents the Province’s best estimate of future payments. Estimates take into consideration the nature of the loan guarantees, loss experience, and current conditions. The provisions are reviewed on an ongoing basis and changes in the provisions are recorded as expenses in the year they become known. Details on guarantees authorized, utilized, and accrued are presented in Schedule 8.

Other Contingent Liabilities

The Province also has contingent liabilities in the form of indemnities. The Province’s potential liability, if any, cannot be determined at this time.

(b)	Contingent Gains

The Province may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded once the contingent events occur, are measurable, and collectability is reasonably assured.

(c)	Contractual Obligations

As at March 31, 2022, the Province had contractual obligations as follows:

($ thousands) Fiscal Year	Governmental Units	Government Business Enterprises	Total Contractual Obligations
2023	2,046,131	11,469	2,057,600
2024	1,468,061	281	1,468,342
2025	849,916	284	850,200
2026	735,896	286	736,182
2027	499,624	271	499,895
2028 to 2032	2,251,580	—	2,251,580
2033 to 2037	1,046,767	—	1,046,767
2038 to 2042	283,815	—	283,815
2043 and thereafter	233,669	—	233,669

	9,415,459	12,591	9,428,050

These contractual obligations are comprised of $9,197.0 million from the General Revenue Fund, $218.4 million from the Province’s governmental units, and $12.6 million from the government business enterprises. Included are contractual obligations for the Department of Seniors and Long-Term Care of $3,489.5 million for service agreements with long-term care facilities, $1,752.1 million for the Department of Justice for the Royal Canadian Mounted Police (RCMP) policing services, $769.2 million for the Department of Advanced Education relating to post-secondary operating grants, $632.7 million for the Department of Public Works (PW) for future commitments related to P3 arrangements ($232.8 million for the capital portion and $399.9 million for the operating and maintenance portion), $205.6 million for PW for various school, health, and other construction projects, $283.8 million for the Department of Municipal Affairs and Housing (MAH) for various funding commitments under the Investing in Canada Infrastructure Program, and $119.3 million for MAH for future commitments associated with the Canada Community-Building Fund.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

10.	Contingencies and Contractual Obligations/Rights (continued)

(d)	Operating Leases

As at March 31, 2022, the Province was contractually obligated under various operating leases. Future minimum annual lease payments were as follows:

($ thousands) Fiscal Year	Governmental Units	Government Business Enterprises	Total Lease Payments
2023	94,749	51	94,800
2024	80,124	51	80,175
2025	63,362	53	63,415
2026	47,305	35	47,340
2027	36,598	—	36,598
2028 to 2032	52,678	—	52,678
2033 to 2037	14,156	—	14,156
2038 to 2042	14,853	—	14,853
2043 and thereafter	2,805	—	2,805

	406,630	190	406,820

(e)	Contractual Rights

As at March 31, 2022, the Province had contractual rights as follows:

($ thousands) Fiscal Year	Governmental Units	Government Business Enterprises	Total Contractual Rights
2023	473,029	—	473,029
2024	415,501	—	415,501
2025	310,257	—	310,257
2026	302,642	—	302,642
2027	66,268	—	66,268
2028 to 2032	65,965	—	65,965
2033 to 2037	2,381	—	2,381
2038 to 2042	2,381	—	2,381
2043 and thereafter	437	—	437

	1,638,861	—	1,638,861

These contractual rights are comprised of $647.7 million for the Department of Education and Early Childhood Development for Early Learning and Child Care programs and other federal funding programs, and $296.0 million for the Department of Public Works for various federal funding programs, including $100.0 million for the reimbursement of remediation costs associated with the Boat Harbour site in Pictou County as described in Note 9. Other contractual rights include $204.2 million for Housing Nova Scotia for federal funding initiatives under the National Housing Strategy and $119.3 million for the Department of Municipal Affairs and Housing for the Canada Community-Building Fund.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

11.	Risk Management and Use of Derivative Financial Instruments

As a result of borrowing in both Canadian and foreign financial markets and being a party to financial instruments, the Province is exposed to interest rate risk, credit risk, liquidity risk, and foreign exchange risk. The Province employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives). Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Province does not use derivatives for speculative purposes.

Interest Rate Risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably due to fluctuations in interest rates. To reduce its exposure to interest rate risk, the Province uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio. Interest rate contracts include swap agreements and options on swaps. These contracts are used to vary the amounts and periods for which interest rates on borrowings are fixed or floating.

As at March 31, 2022, the Province had executed 34 interest rate swap contracts to convert certain interest payments from fixed to floating and from floating to fixed. These swaps have terms remaining of 0.2 years to 14.6 years, a notional principal value of $842.0 million, and a mark to market value of $16.5 million. A one per cent increase or decrease in interest rates would result in a $13.8 million increase or decrease in debt servicing costs on floating financial instruments outstanding at the end of the fiscal year and fixed income securities maturing within 12 months.

Credit Risk

Credit risk is the risk that a counterparty will default on its contractual obligations. The Province manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. The Province’s policy requires that a minimum credit rating for counterparties to derivative transactions be “A–” with a stable outlook as determined by the major credit rating agencies. For certain entities, credit risk is further managed through collateral security pledged by the borrowers and the appropriate provision for loan losses.

Liquidity Risk

Liquidity risk is the risk that the Province will not be able to meet its financial commitments over the short term. To reduce liquidity risk, the Province maintains liquid reserves (cash and cash equivalents) at levels that will meet future cash requirements and will give the Province flexibility in the timing of issuing debt. In addition, the Province has a short-term note program, uncommitted bank lines, and discretionary sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years and having up to 50.0 per cent of long- term debt with a maturity of over 15.0 years.

Foreign Exchange Risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates. To manage this risk, the Province uses derivative contracts to convert foreign currency principal and interest payments into Canadian dollar denominated cash flows. Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. Foreign exchange contracts include swap agreements that are used to convert the liability for foreign currency borrowing and associated costs into Canadian dollars.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

11.	Risk Management and Use of Derivative Financial Instruments (continued)

The Province has currency swap contracts that convert foreign denominated debt into Canadian dollar-denominated debt as follows:

($ thousands)
Maturity Date	Original Currency	Original Principal	Current Currency	Current Principal	Mark to Market [1]

April 1, 2022	US$	300,000	CDN$	379,517	1,914
July 30, 2022	US$	300,000	CDN$	329,310	34,268

Total	US$	600,000	CDN$	708,827	36,182

[1]	- Mark to Market is an indication of the swap’s market value as at March 31, 2022. It is also the equivalent of the present value of future cash flows based on market conditions at March 31, 2022.

12.	Trust Funds Under Administration

Trust fund assets solely administered by the Province are as follows:

  ($ thousands)

	2022	2021
Nova Scotia Credit Union Deposit Insurance Corporation [1]	37,182	37,182
Public Trustee [2]	63,124	58,677
Miscellaneous Trusts [3]	33,871	34,110

Total Trust Funds Under Administration	134,177	129,969

[1]	- Represents trust with December 31 year-end
[2]	- Financial statements of these funds are available in Public Accounts –Volume 2
[3]	- Miscellaneous trusts include a large number of relatively small funds

Other

The Nova Scotia Teachers’ Union and the Province agreed to joint trusteeship of the Teachers’ Pension Plan (TPP) effective April 1, 2006. Under joint trusteeship, the trustee of the Plan is the Teachers’ Pension Plan Trustee Inc. (TPPTI), of which the Province appoints four of nine members. TPPTI is responsible for the administration of the trust fund and investment management of fund assets. The total net assets available for benefits as at December 31, 2021 were $5.9 billion (2020 – $5.5 billion).

Effective April 1, 2013, the Minister of Finance and Treasury Board transferred responsibility of the Public Service Superannuation Plan to a new trustee, Public Service Superannuation Plan Trustee Inc., of which the Province appoints six of 13 members. Due to this transfer and the changes made to the Public Service Superannuation Act effective April 1, 2013, the Province no longer has any responsibility for this plan. As at March 31, 2022, the total net assets available for benefits were $7.5 billion (2021 – $7.2 billion).

The Nova Scotia Public Service Long Term Disability Plan (LTD Plan) operates as a joint trusteeship between the Province and the Nova Scotia Government and General Employees Union (NSGEU), of which the Province appoints five of 11 trustees. The Trustees are responsible for the administration of the trust fund and investment management of fund assets, and all liability for benefits resides exclusively with the LTD Plan’s trust fund. The total net assets available for benefits as of December 31, 2021 were $171.3 million (2020 – $174.3 million).

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

13.	Related Party Transactions

Included in these consolidated financial statements are insignificant transactions with various provincial Crown corporations, agencies, boards, and commissions. Significant related party transactions have been eliminated for purposes of consolidated reporting. Parties are deemed to be related to the General Revenue Fund due to common control or ownership by the Province.

Related parties also include key management personnel having the authority and responsibility for planning, directing, and controlling the activities of the Province, their close family members, and any entities closely affiliated with these individuals. Key management personnel for the Province have been identified as the Premier, Cabinet Ministers, other MLAs appointed to Treasury and Policy Board, Deputy Ministers, Associate Deputy Ministers, and the senior leaders and Board members of the Province’s controlled entities. The Province may enter into transactions with these individuals and entities in the normal course of business measured at the exchange amount.

For the year ended March 31, 2022, there were no transactions to report between the Province and key management personnel, their close family members, or any entities affiliated with them at a price different than fair market value or under terms different than what two unrelated parties would agree to.

The most significant unadjusted related party transactions are described in more detail in Schedule 6 – Government Business Enterprises.

14.	Contributed Services

Volunteers contribute a significant amount of their time each year to support the delivery of certain programs and services within the health and education sectors. The fair value of these contributed services is not readily determinable and, as such, they are not recognized in these consolidated financial statements.

15.	Impact of COVID-19 Pandemic

As a result of the COVID-19 outbreak that was declared a pandemic on March 11, 2020, the Province operated under a provincial state of emergency from March 22, 2020 through to March 21, 2022. Throughout the year, varying degrees of restrictions were in place, which were reflective of the public health conditions being experienced by the Province.

Operational Impact

The Province continued to experience considerable operational impacts due to COVID-19 including delays and deferrals in most non-urgent healthcare services and surgeries, clinic closures, and changes in employee absenteeism. Nova Scotia Health Authority (NSHA) and IWK Health Centre established COVID-19 assessment centers across the province, increasing virtual care, further enhancing lab testing capacities, ensuring personal protective equipment (PPE) supply was sufficient to meet demand, and coordinating vaccination clinics throughout the province. Mandatory screening protocols and visitor restrictions were also put into place across the province.

Effective April 28, 2021, all schools in the Province were temporarily closed and students moved to at-home virtual learning, the temporary closure ended on June 2, 2021, and students returned to in-class instruction for the remainder of the 2020-21 school year. Students returned to school in September 2021, with core public health measures in place, and an updated provincial Back-to-School plan.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

15.	Impact of COVID-19 Pandemic (continued)

Government business enterprises continued to be impacted as well. Nova Scotia Gaming Corporation (NSGC) ceased video lottery operations and closed its casinos on April 22, 2021 and re-opened on June 16, 2021. Proof of Vaccination requirements were introduced in October 2021 and lifted on February 28, 2022. Operations rebounded quickly after re-opening, but the intermittent disruptions negatively impacted NSGC’s financial performance during the year. Reduced travel also impacted toll revenue of the Halifax-Dartmouth Bridge Commission causing reduced net income.

Financial Impact

COVID-19 continued to cause volatility and thus increased measurement uncertainty related to the impacts of the virus. The effects of this pandemic will continue into the foreseeable future, and the Province continues to assess and monitor the effects on its financial condition. These consolidated financial statements include the financial impact of COVID-19 on the Province’s revenues, expenses, and tangible capital assets, summarized as follows:

($ thousands)	2022
Revenue by Federal Initiative
Contributions of Personal Protective Equipment, Rapid Test Kits, and Vaccine Supplies	112,148
Federal-Provincial Investing in Canada Infrastructure Programs	56,985
Canada’s COVID-19 Immunization Plan	25,755
Workforce Development Agreement –Recovery Efforts	8,548
Labour Market Development Agreement	1,683
Federal-Provincial Safe Restart Agreement	1,658
Other Federal Funding Initiatives	4,196

Total COVID-19 Related Federal Revenue	210,973

Gross Expenses by Department
Health and Wellness	414,261
Seniors and Long-Term Care	83,137
Education and Early Childhood Development	40,558
Communities, Culture, Tourism and Heritage	33,770
Economic Development	33,647
Community Services	23,981
Other Departments	31,339

Total COVID-19 Related Gross Expenses	660,693

Total COVID-19 Related Tangible Capital Asset Spending	74,141

Inventory of Vaccines, Vaccination Supplies, and Personal Protective Equipment (PPE)

The Province continued to receive COVID-19 vaccines at no cost from the federal government in support of the vaccination roll-out plans. Due to confidentiality clauses embedded in contracts between the federal government and the various COVID-19 vaccine manufacturers, the federal government was not in a position to share information related to the price per dose of vaccines. Therefore, COVID-19 vaccines received from the federal government at no cost have not been reflected in these consolidated financial statements due to the difficulty in determining fair value. During the year, the Province received 2.6 million COVID-19 vaccines and held 166.8 thousand in inventory at March 31, 2022.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2022

15.	Impact of COVID-19 Pandemic (continued)

Certain vaccination supplies, rapid test kits, and PPE that were received from the federal government at no cost have been estimated and reflected in these consolidated financial statements using the average costs for similar materials. The recorded value of these vaccination supplies and PPE is $112.1 million.

16.	Comparative Figures

Certain of the prior year’s figures have been reclassified to conform to the presentation format adopted in the current year. The more significant reclassifications are attributed to the departmental restructurings and name changes that were announced and made effective on August 31, 2021, under Orders in Council 2021-208 to 2021-216. For the purposes of these Public Accounts and comparability with Budget 2021-22, the name changes have been reflected, and the estimates and prior year actual figures of the affected departments have been reclassified.

Schedules to the Consolidated Financial Statements

Schedule 1

Province of Nova Scotia

Revenue

For the fiscal year ended March 31, 2022

($ thousands)

	2022	2021
Provincial Sources
Tax Revenue
Personal Income Tax *	3,307,569	2,882,460
Corporate Income Tax *	637,880	315,907
Harmonized Sales Tax *	2,185,924	1,836,893
Tobacco Tax	181,297	208,002
Motive Fuel Tax	258,528	223,787
Cannabis and Vaping Products Tax	13,282	9,241
Other Tax Revenue *	227,540	188,241

	6,812,020	5,664,531

Other Provincial Revenue
Recoveries	410,625	416,687
Other Revenue of Governmental Units	486,238	411,709
Municipal Contributions to Regional Centres for Education	290,624	282,826
Petroleum Royalties *	—	38,794
Offshore License Forfeitures	124,721	2,000
Registry of Motor Vehicles	145,170	137,128
Other Government Charges	54,842	50,261
Miscellaneous	164,088	145,896

	1,676,308	1,485,301

Net Income from Government Business Enterprises (Schedule 6)	406,109	384,261

Investment Income
Interest Revenue	186,979	88,705
Sinking Fund and Public Debt Management Fund Earnings	34,838	57,802

	221,817	146,507

Total Provincial Sources	9,116,254	7,680,600

Federal Sources
Equalization Payments	2,315,348	2,145,883
Canada Health Transfer *	1,221,920	1,076,551
Canada Social Transfer *	401,471	386,271
Recoveries	511,193	341,466
Offshore Accord	130,063	—
TCA Cost Shared Revenue	148,244	85,421
Crown Share	—	(994)
Other Federal Transfers	231,004	570,669

Total Federal Sources	4,959,243	4,605,267

Total Revenue	14,075,497	12,285,867

*	See Note 5 for details of Prior Years’ Adjustments

Schedule 2

Province of Nova Scotia

Expenses

For the fiscal year ended March 31, 2022

($ thousands)

	2022	2021
Advanced Education
Department of Advanced Education	647,727	517,595
Nova Scotia Community College	235,442	226,274

	883,169	743,869

Agriculture
Department of Agriculture	28,571	34,175
Nova Scotia Crop and Livestock Insurance Commission	1,592	2,859
Nova Scotia Harness Racing Fund	1,006	1,014
Perennia Food & Agriculture Incorporated	11,141	16,138

	42,310	54,186

Communities, Culture, Tourism and Heritage
Department of Communities, Culture, Tourism and Heritage	205,763	112,741
Art Gallery of Nova Scotia	4,024	3,810
Gaels Forward Fund	16	14
Public Archives of Nova Scotia	164	138
Schooner Bluenose Foundation	8	20
Sherbrooke Restoration Commission	2,908	2,868
Vive l’Acadie Community Fund	51	41
Tourism Nova Scotia	33,838	29,238

	246,772	148,870

Community Services

Department of Community Services	1,086,628	1,016,984

Economic Development
Department of Economic Development	83,444	42,618
Develop Nova Scotia	11,725	10,704
Nova Scotia Business Inc.	38,647	70,912
Nova Scotia Innovation Corporation	12,199	10,800
Nova Scotia Strategic Opportunities Fund Incorporated	1	3

	146,016	135,037

Education and Early Childhood Development
Department of Education and Early Childhood Development	223,910	198,187
Annapolis Valley Regional Centre for Education	175,825	172,517
Cape Breton-Victoria Regional Centre for Education	177,994	177,344
Chignecto Central Regional Centre for Education	262,644	253,173
Conseil scolaire acadien provincial	108,281	101,625
Halifax Regional Centre for Education	679,956	647,561
Nova Scotia Education Common Services Bureau	3,092	261
Nova Scotia School Insurance Program	11,777	6,994
South Shore Regional Centre for Education	98,111	95,028
Strait Regional Centre for Education	101,807	99,605
Tri-County Regional Centre for Education	94,862	92,171

	1,938,259	1,844,466

Schedules to the Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2022

($ thousands)

	2022	2021
Environment and Climate Change
Department of Environment and Climate Change	45,247	44,737
Green Fund	44,957	28,759
Resource Recovery Fund Board Inc.	66,736	59,806

	156,940	133,302

Finance and Treasury Board

Department of Finance and Treasury Board	25,491	23,456

Fisheries and Aquaculture
Department of Fisheries and Aquaculture	15,046	14,674
Nova Scotia Sportfish Habitat Fund	359	289

	15,405	14,963

Health and Wellness
Department of Health and Wellness	1,639,654	1,520,631
Gambling Awareness Foundation of Nova Scotia	—	217
Izaak Walton Killam Health Centre	309,727	287,738
Nova Scotia Health Authority	2,726,305	2,490,024

	4,675,686	4,298,610

Justice
Department of Justice	392,596	360,527
Nova Scotia Legal Aid Commission	30,183	28,730
Workers Compensation Appeals Tribunal	1,932	—

	424,711	389,257

Labour, Skills and Immigration
Department of Labour, Skills and Immigration	260,101	215,832
Occupational Health and Safety Trust Fund	75	70

	260,176	215,902

Municipal Affairs and Housing
Department of Municipal Affairs and Housing	311,015	265,823
Housing Nova Scotia	232,974	200,096
Nova Scotia E911 Cost Recovery Fund	6,157	5,835
Nova Scotia Municipal Finance Corporation	813	506

	550,959	472,260

Natural Resources and Renewables
Department of Natural Resources and Renewables	199,029	165,862
Crown Land Mine Remediation Fund	—	57
Crown Land Silviculture Fund	1,410	625
Habitat Conservation Fund	145	73
Nova Scotia Market Development Initiative Fund	—	25
Off-highway Vehicle Infrastructure Fund	585	1,473
Species-at-risk Conservation Fund	330	234

	201,499	168,349

Schedule 2

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2022

($ thousands)

	2022	2021
Public Service
Public Service Units	178,868	160,938
Mi’kmaw Youth Fund	30	28
Nova Scotia Utility and Review Board	10,777	9,664

	189,675	170,630

Public Works
Department of Public Works	595,249	564,531
Nova Scotia Lands Inc.	16,830	16,405

	612,079	580,936

Seniors and Long-Term Care

Department of Seniors and Long-Term Care	1,030,666	912,106

Service Nova Scotia and Internal Services

Department of Service Nova Scotia and Internal Services	316,985	299,546

Restructuring Costs	82,988	81,455

Pension Valuation Adjustment	64,867	61,066

Refundable Tax Credits	103,268	123,842

Net Loss on Disposal of Crown Assets	1,134	4,218

Schedules to the Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2022

($ thousands)

	2022	2021
Debt Servicing Costs
General Revenue Fund	646,321	708,109
Annapolis Valley Regional Centre for Education	275	362
Cape Breton-Victoria Regional Centre for Education	268	360
Chignecto Central Regional Centre for Education	451	574
Conseil scolaire acadien provincial	164	191
Develop Nova Scotia	6	9
Halifax Regional Centre for Education	1,145	1,472
Housing Nova Scotia	8,421	10,534
Izaak Walton Killam Health Centre	562	815
Nova Scotia Community College	2,576	3,026
Nova Scotia Health Authority	7,559	7,818
Nova Scotia Innovation Corporation	40	50
Nova Scotia Legal Aid Commission	392	382
Nova Scotia Municipal Finance Corporation	57	125
Nova Scotia Strategic Opportunities Fund Incorporated	2	17
Nova Scotia Utility and Review Board	21	24
Perennia Food & Agriculture Incorporated	59	—
Resource Recovery Fund Board Inc.	13	13
Sherbrooke Restoration Commission	5	5
South Shore Regional Centre for Education	252	(58)
Strait Regional Centre for Education	156	213
Tourism Nova Scotia	24	40
Tri-County Regional Centre for Education	194	71

	668,963	734,152

Total Expenses	13,724,646	12,627,462

Schedule 3

Province of Nova Scotia

Loans and Investments

As at March 31, 2022

($ thousands)

	Loans	Provisions	Net 2022	Net 2021
Loans Receivable
Advanced Education – Student Loans Direct Lending	224,147	92,314	131,833	137,520
Agriculture and Rural Credit Act	203,927	12,161	191,766	164,685
Fisheries Development Act	263,998	1,441	262,557	229,416
Halifax-Dartmouth Bridge Commission	145,000	—	145,000	151,000
Housing Nova Scotia	506,312	5,076	501,236	498,105
Nova Scotia Business Inc.	17,280	9,450	7,830	9,827
Nova Scotia Innovation Corporation	1,283	227	1,056	2,032
Nova Scotia Jobs Fund	370,419	79,814	290,605	295,366
Nova Scotia Lands Inc.	689	—	689	922
Nova Scotia Municipal Finance Corporation	788,259	—	788,259	749,210
Other	2,073	1,621	452	247

Total Loans Receivable	2,523,387	202,104	2,321,283	2,238,330

	Investments	Provisions	Net 2022	Net 2021
Investments
Art Gallery of Nova Scotia	4,172	—	4,172	4,099
Nova Scotia Business Inc.	16,362	16,362	—	—
Nova Scotia Community College	50,244	—	50,244	19,339
Nova Scotia Health Authority	52,627	—	52,627	50,312
Nova Scotia Innovation Corporation	68,299	—	68,299	60,658
Nova Scotia Jobs Fund	271	271	—	1,500
Nova Scotia School Insurance Program	5,578	—	5,578	6,687
Perennia Food & Agriculture Incorporated	5,815	—	5,815	4,808
Public Archives of Nova Scotia	2,131	—	2,131	2,177
Resource Recovery Fund Board Inc.	14,465	—	14,465	8,435

Total Investments	219,964	16,633	203,331	158,015

The provisions listed above include $2.5 million (2021 – $7.5 million) for possible guarantee payouts from the Nova Scotia Jobs Fund Act. Other provisions include $7.4 million (2021 – $7.4 million) for the Debt Reduction Assistance Program related to the student loans portfolio of the Department of Advanced Education, of which $0.1 million (2021 – $0.1 million) relates to the student loans guaranteed by the Province.

Maturity dates for loans range from calendar year 2022 to 2050, with some loans having no set maturity date. Interest rates for loans range from 0.0 to 12.0 per cent, with some loans having variable interest rates. Most investments have no set maturity dates or interest rates.

The security on loans can include life insurance, company assets, personal guarantees, or the value of the parent company, if applicable. Security can range from an unsecured position to a fully secured position.

Schedules to the Consolidated Financial Statements

Schedule 4

Province of Nova Scotia

Unmatured Debt

As at March 31, 2022

($ thousands)

	2022			2021
	Gross Unmatured Debt	Sinking Funds and Defeasance Assets	Net Unmatured Debt	Net Unmatured Debt
General Revenue Fund	16,368,299	1,632,650	14,735,649	14,691,750
Develop Nova Scotia	115	—	115	4,335
Housing Nova Scotia	101,640	—	101,640	110,811
Nova Scotia Health Authority	2,080	—	2,080	—
Nova Scotia Municipal Finance Corporation	8,152	—	8,152	5,933
Nova Scotia Power Finance Corporation	200,000	200,000	—	—

Total Unmatured Debt	16,680,286	1,832,650	14,847,636	14,812,829

Gross Unmatured Debt

All debt is presented in Canadian dollar equivalents using the exchange rates established by the terms of the currency swap contracts itemized in Note 11.

Gross Unmatured Debt consists of the outstanding current and long-term debt of the Province’s General Revenue Fund and governmental units. Current and long-term debt of the government business enterprises is reflected as part of Investment in Government Business Enterprises on the Consolidated Statement of Financial Position and further detailed in Schedule 6.

Sinking Fund Assets

As at March 31, 2022, the General Revenue Fund held Sinking Funds and Public Debt Management Funds of $1,632.7 million (2021 – $2,099.8 million). These funds were comprised of $678.8 million in Sinking Funds and $953.9 million in Public Debt Management Funds. The total market value of both funds was $1,611.2 million at year-end. During the year, sinking fund contributions were $10.0 million, total earnings were $34.8 million, and redemptions were $512.0 million.

Sinking fund assets are recorded at cost, which include premiums and discounts associated with the purchase of these investments. These premiums and discounts are amortized on a straight-line basis over the term of the related investment. The net unamortized portion of the premiums and discounts relating to sinking fund assets as at March 31, 2022 was $21.8 million (2021 – $17.4 million) and is included as part of the value of the sinking funds.

Sinking fund assets consist primarily of debentures of the provincial governments and Government of Canada with fixed interest rates ranging from 0.95 to 8.75 per cent. Sinking fund payments normally commence on the first anniversary date of the issue of the debenture and are designed to retire the debt over the relevant period to maturity. At March 31, 2022, the Province held a carrying value of $174.6 million (2021 – $280.7 million) of its own debentures in sinking funds as active investments.

As per the Nova Scotia Power Corporation Privatization Agreement, Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other provincial governments and utilities, and Federal bonds, coupons, and residuals. This debt is reported net of defeasance assets.

Schedule 4

Province of Nova Scotia

Unmatured Debt (continued)

As at March 31, 2022

($ thousands)

Debt Repayments

Projected net principal debt repayments, capital lease payments, payments related to Public-Private Partnership (P3) arrangements, and sinking fund requirements for the next five years and thereafter are as follows:

	Net Principal Repayments	Capital Lease Payments	P3 Payments	Sinking Fund Payments	Total Payments
2023	1,018,224	5,671	—	24,975	1,048,870
2024	858,379	6,093	169,243	—	1,033,715
2025	865,604	6,246	5,189	—	877,039
2026	845,001	6,433	5,396	—	856,830
2027	8,581	3,762	5,610	—	17,953
2028 & thereafter	10,770,420	95,630	147,179	—	11,013,229

	14,366,209	123,835	332,617	24,975	14,847,636

Net principal repayments are comprised of the principal amounts due on loans, debentures, and long-term debt related to leased capital assets and assets acquired under P3 arrangements, less available sinking funds designated to retire the debentures. Net principal repayments for P3 arrangements include payments at substantial completion of approximately 50.0 per cent of costs incurred during construction.

In addition, the Province has approximately $953.9 million (2021 – $943.8 million) in unrestricted sinking funds held in the Public Debt Management Fund. While these funds are not restricted by debt covenants, they are bound by legislation under the Finance Act to be used to pay or retire debentures, securities, or other debt instruments of the Province. The use of these funds is evaluated each year based on a detailed analysis of cash requirements and market conditions. These unrestricted sinking funds consist of cash and cash equivalents, primarily of Canadian financial institution bankers’ acceptances, provincial commercial paper, and longer term investments of fixed and/or floating federal, federal agency, and provincial term credits.

The term to maturity of these unrestricted sinking funds are summarized as follows:

	2022	2021
Term to Maturity
Cash and Cash Equivalents	166,735	154,886
1 to 3 years	308,520	529,264
3 to 5 years	478,640	259,630

Public Debt Management Funds	953,895	943,780

Schedules to the Consolidated Financial Statements

Schedule 5

Province of Nova Scotia

Gross Unmatured Debt

As at March 31, 2022

($ thousands)

	Foreign Exchange Rate	CDN $ Amount	Maturity Dates	Interest Rates
Debentures
General Revenue Fund (CDN$)		15,903,927	2022 to 2062	1.00% to 8.75%
General Revenue Fund (US$)	0.800	—	2022	8.25% to 8.75%
Nova Scotia Municipal Finance Corporation		8,152	2022 to 2032	1.75% to 3.65%
Nova Scotia Power Finance Corporation		200,000	2031	11.00%

Total Debentures		16,112,079

Loans
General Revenue Fund – Other Debt		10,000	2022	0.48%
Develop Nova Scotia		115	Demand loan	—
Housing Nova Scotia		101,640	2022 to 2047	1.40% to 6.50%

Total Loans		111,755

Capital Leases and P3 Arrangements
General Revenue Fund – Capital Leases		121,755	2026 to 2043	6.82% to 6.86%
General Revenue Fund – P3 Arrangements		332,617	2043 to 2053	3.62% to 3.95%
Nova Scotia Health Authority – Capital Lease		2,080	2030	3.95%

Total Capital Leases and P3 Arrangements		456,452

Gross Unmatured Debt		16,680,286

Call, Redemption and Other Features

General Revenue Fund

Canadian debentures include $803.8 million in Canada Pension Plan (CPP) debentures, which are redeemable in whole or in part before maturity, on six months’ notice, at the option of the Minister of Finance of Canada. All debt is presented in Canadian dollar equivalents using the exchange rates established by the terms of the currency swap contracts itemized in Note 11.

Long-term debt obligations arising from P3 arrangements are recognized as unmatured debt as the underlying tangible capital assets are constructed. At substantial completion, which is estimated in 2023-24, the Province will repay approximately 50.0 per cent of the costs incurred during construction, with the remaining balance to be repaid over the term of the contracts.

The interest rates shown for the Canadian and US debentures reflect the fixed interest rates only. There are debentures that have floating interest rates. Floating interest rates are adjusted on a quarterly basis.

Housing Nova Scotia

Notes payable are secured by investments in social housing.

Schedule 6

Province of Nova Scotia

Government Business Enterprises

As at March 31, 2022

($ thousands)

					2022	2021
	Halifax-	Highway 104
	Dartmouth	Western	Nova Scotia	Nova Scotia
	Bridge	Alignment	Gaming	Liquor
	Commission	Corporation	Corporation	Corporation	Total	Total
Cash	9,689	5,179	27,324	29,092	71,284	65,943
Accounts Receivable	809	674	11,190	4,059	16,732	10,909
Inventory	496	17	3,336	72,489	76,338	72,338
Investments	15,377	62,465	25,779	—	103,621	118,576
Tangible Capital Assets	274,494	19,188	52,282	93,515	439,479	441,939
Other Assets	—	632	92,534	11,834	105,000	101,286

Total Assets	300,865	88,155	212,445	210,989	812,454	810,991

Accounts Payable	6,324	1,054	147,520	59,801	214,699	204,911
Unmatured Debt	145,000	—	13,643	39,700	198,343	229,639
Other Liabilities	4,439	2,454	9,469	26,264	42,626	46,948

Total Liabilities	155,763	3,508	170,632	125,765	455,668	481,498

Equity	145,102	84,647	41,813	85,224	356,786	329,493
Total Liabilities and Equity	300,865	88,155	212,445	210,989	812,454	810,991

Total Revenue	30,002	17,762	287,255	826,012	1,161,031	1,070,340
Debt Servicing Costs	4,089	6,396	495	1,826	12,806	9,403
Other Expenses	20,408	9,420	156,755	555,533	742,116	676,676

Total Expenses	24,497	15,816	157,250	557,359	754,922	686,079

Net Income	5,505	1,946	130,005	268,653	406,109	384,261

Schedules to the Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2022

Halifax-Dartmouth Bridge Commission

The Halifax-Dartmouth Bridge Commission (HDBC), operating as Halifax Harbour Bridges, was created in 1950 by a special statute of the Province of Nova Scotia (now the Halifax-Dartmouth Bridge Commission Act). The purpose of HDBC is to construct, maintain, and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm.

HDBC currently operates and maintains two toll bridges across the Halifax Harbour: the Angus L. Macdonald Bridge and A. Murray MacKay Bridge. In accordance with the Halifax-Dartmouth Bridge Commission Act, the Nova Scotia Utility and Review Board, a provincially controlled public sector entity, regulates toll rates charged for the use of the two bridges operated by HDBC.

Long-Term Loan Agreements with the Province

2015 Loan Agreement

On February 6, 2015, HDBC entered into a long-term unsecured loan agreement with the Province for $160.0 million in relation to the capital project to replace the suspended span of the Angus L. Macdonald Bridge (the Big Lift project). This loan is to be repaid over twenty years starting June 1, 2019 with annual principal repayments of between $4.0 million and $10.0 million. As at March 31, 2022, HDBC had a balance of $145.0 million (2021 – $151.0 million) repayable on the loan, of which $7.0 million is due within a year.

Interest is paid semi-annually on June 1st and December 1st of each year. The average interest rate over the life of the loan is 2.8 per cent. For the year ending March 31, 2022, interest on the loan was $4.1 million (2021 – $4.2 million), of which $1.4 million (2021 – $1.4 million) was payable at year-end.

Restricted Reserve Funds

The 2015 Loan Agreement requires that HDBC maintain three reserve funds: Operating, Maintenance & Administrative (OM) Fund, Debt Service Fund, and Capital Fund. At year-end, restricted assets for these funds totaled $15.4 million (2021 – $15.1 million). These restricted assets were invested in GICs and term deposits with rates between 0.73 and 1.50 per cent. Interest income on restricted assets for the year totaled $0.1 million (2021 – $0.2 million).

Line of Credit Agreement with the Province

On April 6, 2020, HDBC entered into a line of credit agreement with the Province for a $60.0 million revolving, unsecured line of credit that matures on March 31, 2025. Interest is charged on outstanding balances at a rate equal to the arithmetical average of the discount rates on Canadian Dealer Offered Rate (CDOR) banker’s acceptances applicable on the date of the requested advance payable at maturity.

At March 31, 2022, HDBC had no advances outstanding against the line of credit (2021 – $nil) and no draws or accrued interest for the year (2021 – $nil).

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2022

Highway 104 Western Alignment Corporation

The Highway 104 Western Alignment Corporation (H104) was established for the purpose of financing, designing, constructing, operating, and maintaining a 45 km stretch of highway (referred to as the Cobequid Pass) between Masstown and Thomson Station in the counties of Colchester and Cumberland, Nova Scotia.

H104’s main source of revenue is tolls. Its mandate is to manage toll revenue collection until full repayment of debt (which was originally forecasted to occur in 2026). During 2021-22, H104 repaid all debt from excess cash reserves. H104 will continue its mandate to manage toll revenue collection and to fund annual and long-term maintenance indefinitely. On December 16, 2021, the Nova Scotia Governor in Council, by Order in Council 2021-288, amended the Highway 104 Western Alignment Regulations with respect to the classification of vehicles and exemption of vehicles registered in Nova Scotia. As a result, the payment of tolls is no longer required for vehicles with Nova Scotia registered license plates effective December 16, 2021. Going forward, this regulatory change is expected to negatively impact the revenues of the Corporation.

Related Party Transactions

H104 had a receivable from the Province in the amount of $0.3 million (2021 – $0.6 million) at year-end. Government grants cover certain expenses incurred and costs of assets. They are recognized initially as deferred revenue at fair value when there is reasonable assurance that they will be received and H104 will comply with the conditions associated with them. Grants to cover expenses incurred are recognized in profit or loss on a systematic basis in the same periods in which the expenses are recognized. Grants to cover the cost of an asset are deferred and amortized to operations over the expected project life or useful life of the asset using the straight-line method.

Transactions with various Crown corporations, ministries, agencies, boards, and commissions related to H104 by virtue of common control by the Province are included in the financial statements of H104 and are routine operating transactions carried out as part of H104’s normal day-to-day operations. These transactions are individually insignificant, and collectively, include maintenance services of $1.4 million (2021 – $1.4 million), enforcement costs of $60.0 thousand (2021 – $60.0 thousand), and purchases of property, plant and equipment of $75.1 thousand (2021 – $48.7 thousand).

Annual Roadway Maintenance Agreement

The annual roadway maintenance agreement is a 30-year agreement between H104 and the Department of Public Works for the provision of annual roadway maintenance services and is renewed annually. The annual fee was $1.4 million for the current fiscal year (2021 – $1.4 million). During the year, H104 also incurred management fees of $75.1 thousand (2021 – $48.7 thousand) to the Province.

Long-Term Debt

H104 has no long-term debt at March 31, 2022. The Senior toll revenue bonds were prepaid in full during the year.

Schedules to the Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2022

Nova Scotia Gaming Corporation

The Nova Scotia Gaming Corporation (NSGC) was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The Gaming Control Act was amended November 13, 2012, whereby the name of NSGC was changed to Nova Scotia Provincial Lotteries and Casino Corporation (NSPLCC). Effective April 18, 2018, the name of the Corporation was changed back to the Nova Scotia Gaming Corporation. The principal activities of NSGC are to develop, undertake, organize, conduct, and manage casinos and other lottery business on behalf of the Province of Nova Scotia. Revenues of NSGC are derived from two casinos, located in Halifax and Sydney, as well as ticket and video lottery sales.

Payable to the Province

NSGC had a payable to the Province in the amount of $128.3 million (2021 – $121.9 million) at year-end. In addition to the net income of $130.0 million (2021 – $103.0 million), NSGC is required to pay to the Province 20.0 per cent of casino gaming revenue, otherwise known as win tax. This amounted to $10.4 million in the current year (2021 – $3.4 million).

Special Payments to Government Departments

NSGC is obligated to make direct payments annually to two provincial government departments: Department of Communities, Culture, Tourism and Heritage (in support of the Cultural Federation of Nova Scotia and Sport Nova Scotia) and Department of Agriculture (in support of the Exhibition Association of Nova Scotia). In 2022, these payments totaled $0.2 million (2021 – $0.2 million).

As part of its 2005 and 2011 Gaming Strategies, the Province approved contributions of $3.0 million to the Department of Health and Wellness in 2022 (2021 – $3.0 million) to fund problem gambling treatment and $0.5 million (2021 – $0.5 million) to fund youth gambling prevention.

Contribution to Nova Scotia Harness Racing Fund

NSGC annually contributes to the Nova Scotia Harness Racing Fund, pursuant to the Nova Scotia Harness Racing Fund Regulations. These contributions go towards supporting the harness racing industry in Nova Scotia. In 2022, the contribution was $1.0 million (2021 – $1.0 million).

Due to Atlantic Gaming Equipment Limited

As at March 31, 2022, the amount due to Atlantic Gaming Equipment Limited was $11.8 million (2021 – $15.3 million), of which $3.8 million (2021 – $4.3 million) was classified as current. This liability represents a portion of Atlantic Lottery Corporation Inc.’s (ALC) debt used in the acquisition of property, plant and equipment operated on behalf of NSGC. The amount owing has no fixed terms of repayment, is non-interest bearing, and is due on demand if NSGC withdraws from the ALC Unanimous Shareholders Agreement.

Disputed HST Assessments

Included in other assets at March 31, 2022 is $87.1 million (2021 – $82.3 million) that was paid to Canada Revenue Agency (CRA) for an assessment of HST in respect to the operation of certain video lottery terminals sited on First Nation reserves in the province of Nova Scotia. NSGC continues to remit amounts to CRA, on a without prejudice basis, solely to avoid the accumulation of interest and penalties. NSGC is contesting this matter with CRA and on November 14, 2016, through ALC, filed an appeal with the Tax Court. The outcome of the appeal is undeterminable at this time. The amount paid to CRA has been classified as a non-current asset in NSGC’s financial statements due to the uncertainty of when NSGC expects the dispute to be resolved.

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2022

Nova Scotia Gaming Corporation (continued)

Other Comprehensive Income

During the year, NSGC reported $11.0 million in other comprehensive income (OCI) related to its share of Atlantic Lottery Corporation’s OCI (2021 – $7.4 million). As at March 31, 2022, accumulated OCI was $25.8 million (2021 – $14.8 million).

Nova Scotia Liquor Corporation

The Nova Scotia Liquor Corporation (NSLC) was created June 1, 2001, by Chapter 4 of the Government Restructuring (2001) Act, via continuance of the Nova Scotia Liquor Commission as a body corporate. NSLC derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989 and the Nova Scotia Cannabis Control Act passed in the Nova Scotia Legislature on April 17, 2018. NSLC operates retail sales locations across the province and has the authority to wholesale, store, distribute, and sell alcohol and cannabis, while complying with federal requirements and promoting responsible consumption. Upon passing of the Nova Scotia Cannabis Control Act, 3313086 Nova Scotia Limited was dissolved and, under the provisions of the Act, specific responsibilities and authorities related to cannabis distribution and retailing, were assigned to NSLC. In addition, all rights, title, and interest in any real or personal property of 3313086 Nova Scotia Limited vested in the NSLC and all its obligations and liabilities became those of NSLC.

Related Party Transactions

During the year, remittances to the Minister of Finance and Treasury Board totaled $268.0 million (2021 – $283.0 million), which are disclosed in NSLC’s statement of changes in equity. All other transactions with the Province are deemed to be collectively insignificant to NSLC’s financial statements.

Equity

Upon conversion to International Financial Reporting Standards (IFRS) in 2012, NSLC reclassified its payable to the Minister of Finance and Treasury Board from a liability to equity. NSLC’s equity was $85.2 million (2021 – $78.8 million) at year-end. NSLC’s main objectives for managing capital are to ensure sufficient liquidity in support of its financial obligations to achieve its business plans and to continue as a self-sufficient entity in order to provide continuous remittances to the Province.

Other Comprehensive Income

During the year, NSLC reported $5.8 million in other comprehensive income (OCI) related to actuarial losses on defined benefit plans (2021 – -$1.3 million). As at March 31, 2022, accumulated OCI was $8.0 million (2021 – $2.2 million).

Schedules to the Consolidated Financial Statements

Schedule 7

Province of Nova Scotia

Tangible Capital Assets

As at March 31, 2022

($ thousands)

						2022	2021
	Land	Buildings and Land Improve- ments	Machinery, Computers and Equipment	Vehicles and Ferries	Roads, Bridges and Highways	Total	Total
Costs
Opening Costs	1,136,528	6,523,538	1,424,220	244,192	4,484,553	13,813,031	12,695,974
Transfers	—	61,823	(2,642)	(586)	(58,595)	—	—
Additions	20,376	369,309	77,060	19,801	483,932	970,478	1,208,207
Disposals	(129)	(5,104)	(17,892)	(13,319)	(964)	(37,408)	(91,150)

Closing Costs	1,156,775	6,949,566	1,480,746	250,088	4,908,926	14,746,101	13,813,031

Accumulated Amortization
Opening Accumulated Amortization	—	(3,108,386)	(1,025,741)	(154,989)	(2,397,539)	(6,686,655)	(6,330,595)
Transfers	—	—	(141)	141	—	—	—
Disposals	—	2,976	17,098	13,023	961	34,058	86,130
Amortization Expense	—	(172,436)	(73,262)	(19,488)	(198,470)	(463,656)	(442,190)

Closing Accumulated Amortization	—	(3,277,846)	(1,082,046)	(161,313)	(2,595,048)	(7,116,253)	(6,686,655)

Net Book Value	1,156,775	3,671,720	398,700	88,775	2,313,878	7,629,848	7,126,376

Opening Balance	1,136,528	3,415,152	398,479	89,203	2,087,014	7,126,376	6,365,379
Closing Balance	1,156,775	3,671,720	398,700	88,775	2,313,878	7,629,848	7,126,376

Increase (Decrease) in Net Book Value	20,247	256,568	221	(428)	226,864	503,472	760,997

Schedule 7

Province of Nova Scotia

Tangible Capital Assets (continued)

As at March 31, 2022

Amortization is calculated on a declining balance basis for most assets of the General Revenue Fund. The amortization rates of the more common tangible capital assets are as follows:

Buildings and Land Improvements	5 - 30 per cent
Machinery, Computers and Equipment	20 - 50 per cent
Vehicles and Ferries	15 - 35 per cent
Roads, Bridges and Highways	5 - 15 per cent

Capital leases of the General Revenue Fund are amortized on a straight-line basis over the length of each lease, ranging from 4 to 25 years.

Amortization is generally calculated on a straight-line basis for assets of the governmental units. The estimated useful lives of the more common tangible capital assets are as follows:

Buildings (including Leasehold Improvements) and Land Improvements	2 - 60 years
Machinery, Computers and Equipment	1 - 60 years
Vehicles and Ferries	3 - 7 years

Capital leases of the governmental units are amortized on a straight-line basis over the length of each lease, ranging from 5 to 45 years.

Capital leases are included in the various asset classes as at March 31, 2022 as follows:

	Cost	Accumulated Depreciation
Buildings and Land Improvements	$226.8 million	$75.6 million
Machinery, Computers and Equipment	$9.0 million	$6.7 million
Vehicles and Ferries	$22.3 million	$11.5 million

Social Housing assets are included in Buildings and Land Improvements and relate to Housing Nova Scotia. These assets are amortized using the declining balance method. The net book value of these assets is $179.5 million (2021 – $192.9 million).

Included in the closing costs of the various classes as at March 31, 2022 are costs for assets under construction, which have not yet been amortized. These costs relate to Buildings and Land Improvements of $420.1 million; Machinery, Computers and Equipment of $55.4 million; Vehicles and Ferries of $16.3 million; and Roads, Bridges and Highways of $509.6 million.

P3 arrangements are included in the various categories as follows: Buildings and Land Improvements of $62.6 million and Roads, Bridges and Highways of $254.0 million. Of the total P3 costs, 19.8 per cent relates to health care infrastructure and 80.2 per cent relates to highways. These assets are included in the figures above as under construction and have not yet been amortized.

Schedules to the Consolidated Financial Statements

Schedule 8

Province of Nova Scotia

Direct Guarantees

As at March 31, 2022

($ thousands)

			2022	2021
	Foreign Exchange Rate	Authorized	Utilized	Utilized
Bank Loans
Department of Advanced Education – Student Loan Program		67	67	179
Department of Economic Development – Forestry Contractor Relief Program		5,000	821	1,106
Department of Economic Development – Small Business Loan Guarantee Program		20,000	19,095	16,871
Department of Public Works (US$)	0.800	6,248	—	—
Nova Scotia Jobs Fund Act		43,076	36,551	44,826

Total Bank Loan Guarantees		74,391	56,534	62,982

Federal Loans
Nova Scotia Strategic Opportunities Fund Incorporated		—	—	385

Total Federal Loan Guarantees		—	—	385

Mortgages
Housing Nova Scotia Act – Canada Mortgage and Housing Corporation Indemnities		7,800	7,800	10,300

Total Mortgage Guarantees		7,800	7,800	10,300

Total Direct Guarantees		82,191	64,334	73,667

Less: Provision for Guarantee Payout
Department of Economic Development – Forestry Contractor Relief Program			(277)	(277)
Department of Economic Development – Small Business Loan Guarantee Program			(2,543)	(2,543)
Housing Nova Scotia Act			(3,741)	(3,706)
Nova Scotia Jobs Fund Act			(2,500)	(7,460)
Nova Scotia Strategic Opportunities Fund Incorporated			—	(385)

			(9,061)	(14,371)

Less: Provision for Student Debt Reduction Program
Department of Advanced Education – Student Loan Program			(53)	(78)

Net Direct Guarantees			55,220	59,218

(Not provided for in these consolidated financial statements)

Schedule 9

Province of Nova Scotia

Segment Reporting

As at March 31, 2022

Segment reporting is designed to assist users in identifying the resources allocated to support the major activities of government and to better understand the performance of segments.

The following schedules provide segment information for the 2022 and 2021 fiscal years. Segment results represent the activities of that segment and include any inter-segment transactions. Inter-segment eliminations are shown in a separate column and show the reconciliation to total consolidated amounts. The Province has determined that the following segments represent the major activities of government.

Health

The provision of such services and institutions to the public that will lead to a higher state of personal health.

Education

The provision of all aspects and phases of training to equip people with necessary skills to pursue productive lives. This includes: Primary to Grade 12, and post-secondary and advanced education.

Infrastructure & Public Works

The provision of the means to facilitate the effective and efficient movement of persons and property. This includes the net results of the Halifax-Dartmouth Bridge Commission and the Highway 104 Western Alignment Corporation.

Social Services

The provision of services and assistance to economically and/or socially disadvantaged persons requiring aid.

Natural Resources & Economic Development

The provision for the maintenance and upkeep, efficient extraction, processing, and utilization of the natural attributes of the province with the aim of creating employment, supporting labour, and contributing to the material well-being of residents.

Other Government

Revenues and expenses that relate to activities that are not identified as a separate segment or cannot be directly allocated on a reasonable basis to individual segments because they support a wide range of service delivery activities. This includes certain items from the General Revenue Fund such as general tax revenues, sinking fund earnings, debt servicing costs, and the pension valuation adjustment.

Schedules to the Consolidated Financial Statements

Schedule 9

Province of Nova Scotia

Segment Reporting (continued)

For the fiscal year ended March 31, 2022

($ thousands)

	Health		Education		Infrastructure & Public Works		Social Services
	2022	2021	2022	2021	2022	2021	2022	2021
Revenue
Provincial Sources
Tax Revenue	181,297	208,002	—	—	258,528	223,787	—	—
Other Provincial Revenue	538,997	404,691	438,030	415,640	12,732	24,169	245,300	206,293
Net Income from GBEs	—	—	—	—	7,451	6,801	—	—
Investment Income	1,430	1,085	9,581	8,271	—	—	21,843	22,293
Federal Sources	1,419,794	1,176,795	406,664	345,272	92,021	88,557	356,929	283,914

Total Revenue	2,141,518	1,790,573	854,275	769,183	370,732	343,314	624,072	512,500

Expenses
Grants and Subsidies	1,220,593	1,035,704	995,873	789,393	40,283	53,548	2,097,313	1,909,914
Salaries and Employee Benefits	2,155,320	1,937,653	1,695,078	1,614,013	130,525	141,091	176,392	157,064
Operating Goods and Services	1,205,540	962,462	319,267	326,980	182,455	118,670	169,779	138,411
Professional Services	64,687	58,478	24,948	23,868	34,757	71,726	9,891	6,994
Amortization	91,089	81,727	87,867	86,396	228,376	218,371	22,117	21,875
Debt Servicing Costs	8,374	9,001	5,480	6,211	—	—	29,201	31,790
Other	1,839	1,617	—	1	—	—	544	1,177

Total Expenses	4,747,442	4,086,642	3,128,513	2,846,862	616,396	603,406	2,505,237	2,267,225

Segment Result	(2,605,924)	(2,296,069)	(2,274,238)	(2,077,679)	(245,664)	(260,092)	(1,881,165)	(1,754,725)

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 9

Province of Nova Scotia

Segment Reporting (continued)

For the fiscal year ended March 31, 2022

($ thousands)

	Natural Resources & Economic Development		Other Government		Inter-Segment Eliminations		Total
	2022	2021	2022	2021	2022	2021	2022	2021
Revenue
Provincial Sources
Tax Revenue	430	490	6,371,765	5,232,252	—	—	6,812,020	5,664,531
Other Provincial Revenue	303,869	194,857	601,873	447,790	(464,493)	(208,139)	1,676,308	1,485,301
Net Income from GBEs	—	—	398,658	377,460	—	—	406,109	384,261
Investment Income	103,324	3,530	107,904	133,888	(22,265)	(22,560)	221,817	146,507
Federal Sources	170,316	47,322	2,513,519	2,663,407	—	—	4,959,243	4,605,267

Total Revenue	577,939	246,199	9,993,719	8,854,797	(486,758)	(230,699)	14,075,497	12,285,867

Expenses
Grants and Subsidies	225,074	157,180	875,219	878,329	(329,711)	(168,067)	5,124,644	4,656,001
Salaries and Employee Benefits	158,669	151,429	552,097	510,758	(1,453)	(5,277)	4,866,628	4,506,731
Operating Goods and Services	271,615	192,400	200,775	179,595	(118,738)	(16,848)	2,230,693	1,901,670
Professional Services	8,005	15,930	226,464	207,808	(1,181)	(2,443)	367,571	382,361
Amortization	16,513	16,617	17,694	17,204	—	—	463,656	442,190
Debt Servicing Costs	143	130	661,409	724,634	(35,644)	(37,614)	668,963	734,152
Other	107	1,304	32	708	(31)	(450)	2,491	4,357

Total Expenses	680,126	534,990	2,533,690	2,519,036	(486,758)	(230,699)	13,724,646	12,627,462

Segment Result	(102,187)	(288,791)	7,460,029	6,335,761	—	—	350,851	(341,595)

Schedules to the Consolidated Financial Statements

Schedule 10

Province of Nova Scotia

Government Reporting Entity

As at March 31, 2022

The General Revenue Fund is comprised of the Province’s departments, public service units, special operating agencies, and the net income from government business enterprises, which are consolidated with the special purpose funds, governmental units, and a proportionate share of the government partnership arrangements to form the Province’s government reporting entity.

Departments and Public Service Units

(Consolidation Method)

Advanced Education

Agriculture

Communities, Culture, Tourism and Heritage Nova Scotia Independent Production Fund

Community Services

Economic Development

Invest Nova Scotia Fund

Nova Scotia Jobs Fund

Education and Early Childhood Development

Environment and Climate Change

Finance and Treasury Board

Muggah Creek Remediation Fund

Public Debt Management Fund

SYSCO Decommissioning Fund

Fisheries and Aquaculture

Health and Wellness

Justice

Labour, Skills and Immigration

Municipal Affairs and Housing

Natural Resources and Renewables

Public Service

Communications Nova Scotia

Elections Nova Scotia

Executive Council

Freedom of Information and Protection of Privacy Review Office

Human Rights Commission

Intergovernmental Affairs

Legislative Services

Nova Scotia Police Complaints Commissioner

Nova Scotia Securities Commission

Office of Addictions and Mental Health

Office of Equity and Anti-Racism Initiatives

Office of Healthcare Professionals Recruitment

Office of L’nu Affairs

Office of the Auditor General

Office of the Ombudsman

Public Prosecution Service

Public Service Commission

Regulatory Affairs and Service Effectiveness

Public Works

Seniors and Long-Term Care

Service Nova Scotia and Internal Services

Special Operating Agencies

(Consolidation Method)

Nova Scotia Apprenticeship Agency

Nova Scotia Home for Colored Children Restorative Inquiry

Sydney Tar Ponds Agency (inactive)

Special Purpose Funds

(Consolidation Method)

Acadia Coal Company Limited Fund

CorFor Capital Repairs and Replacements Fund

Crown Land Mine Remediation Fund

Crown Land Silviculture Fund

Democracy 250 (inactive)

Gàidheil Air Adhart (Gaels Forward Fund)

Gaming Addiction Treatment Trust Fund

Green Fund

Habitat Conservation Fund

Mi’kmaw Youth Fund

Nova Scotia Coordinate Referencing System Trust Fund

Nova Scotia E911 Cost Recovery Fund

Nova Scotia Environmental Trust

Nova Scotia Government Acadian Bursary Program Fund

Nova Scotia Harness Racing Fund

Nova Scotia Market Development Initiative Fund

Nova Scotia Nominee Program Fund

Nova Scotia Sportfish Habitat Fund

Occupational Health and Safety Trust Fund

Off-highway Vehicle Infrastructure Fund

P3 Schools Capital and Technology Refresh Fund 1

Pengrowth Nova Scotia Energy Scholarship Fund

Scotia Learning Technology Refresh Fund

Select Nova Scotia Fund

Species-at-risk Conservation Fund

Sustainable Forestry Fund

Vive l’Acadie Community Fund

[1]	– Includes refresh funds related to P3 schools

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 10

Province of Nova Scotia

Government Reporting Entity (continued)

As at March 31, 2022

Governmental Units

(Consolidation Method)

Annapolis Valley Regional Centre for Education

Art Gallery of Nova Scotia

Arts Nova Scotia

Cape Breton-Victoria Regional Centre for Education

Check Inns Limited (inactive)

Chignecto Central Regional Centre for Education

Conseil scolaire acadien provincial

Creative Nova Scotia Leadership Council

Develop Nova Scotia

Halifax Regional Centre for Education

Housing Nova Scotia

Cape Breton Island Housing Authority

Cobequid Housing Authority

Eastern Mainland Housing Authority

Metropolitan Regional Housing Authority

Western Regional Housing Authority

Invest Nova Scotia Board

Izaak Walton Killam Health Centre

Nova Scotia Arts Council (inactive)

Nova Scotia Boxing Authority

Nova Scotia Business Inc.

Nova Scotia Community College

Nova Scotia Community College Foundation

Nova Scotia Crop and Livestock Insurance Commission

Nova Scotia Education Common Services Bureau 1

Nova Scotia Farm Loan Board

Nova Scotia Fisheries and Aquaculture Loan Board

Nova Scotia Health Authority

Provincial Drug Distribution Program

Nova Scotia Innovation Corporation

1402998 Nova Scotia Limited

3087532 Nova Scotia Limited

Nova Scotia Lands Inc.

Nova Scotia Legal Aid Commission

Nova Scotia Municipal Finance Corporation

Nova Scotia Power Finance Corporation

Nova Scotia Primary Forest Products Marketing Board

Nova Scotia School Insurance Exchange 2

Nova Scotia School Insurance Program Association 2

Nova Scotia Strategic Opportunities Fund Inc.

Nova Scotia Utility and Review Board

Perennia Food & Agriculture Incorporated

Public Archives of Nova Scotia

Resource Recovery Fund Board Inc.

Schooner Bluenose Foundation

Sherbrooke Restoration Commission

South Shore Regional Centre for Education

Strait Regional Centre for Education

Sydney Environmental Resources Limited (inactive)

Sydney Steel Corporation

Tourism Nova Scotia 3

Tri-County Regional Centre for Education

Upper Clements Family Theme Park Limited (inactive)

Workers Compensation Appeals Tribunal

3052155 Nova Scotia Limited (inactive)

Government Business Enterprises

(Modified Equity Method)

Halifax-Dartmouth Bridge Commission

Highway 104 Western Alignment Corporation

Nova Scotia Gaming Corporation

Atlantic Lottery Corporation (25% ownership)

Interprovincial Lottery Corporation (10% ownership)

Nova Scotia Gaming Equipment Limited

Nova Scotia Liquor Corporation

Government Partnership Arrangements

(Modified Equity Method) 4

Atlantic Provinces Special Education Authority

(approximately 26% share)

Canada-Nova Scotia Offshore Petroleum Board

(50% share)

Canadian Sports Centre Atlantic

(approximately 9% share)

Council of Atlantic Premiers

(approximately 31% share)

Halifax Convention Centre Corporation

(50% share)

[1]	– Formerly Nova Scotia School Boards Association
[2]	– Entity is a partnership controlled by the seven Regional Centres for Education, Conseil scolaire acadien provincial, and the Nova Scotia Community College
[3]	– Tourism Nova Scotia was wound up on January 1, 2022 per the Tourism Nova Scotia Dissolution Act
[4]	– GPAs do not meet the threshold of materiality and cost-benefit to use the proportionate consolidation method